Exhibit 2.1

EXECUTION VERSION

AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF
VERNALIS (R&D) LIMITED

1.VERNALIS LIMITED
2.LIGAND PHARMACEUTICALS INCORPORATED
3.HITGEN UK LTD
4.HITGEN INC

Cooley (UK) LLP, Dashwood, 69 Old Broad Street, London EC2M 1QS, UK
T: +44 (0) 20 7583 4055 F: +44 (0) 20 7785 9355 www.cooley.com

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Contents
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Contents
(continued)
Clause    Page

Agreed Form Documents

Research and Development Service Agreement
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EXECUTION VERSION
THIS AGREEMENT is made on 11 October 2020
BETWEEN:
(1)VERNALIS LIMITED, a company incorporated in England (registered number 02304992) whose registered office is at Granta Park, Great Abington, Cambridge, United Kingdom, CB21 6GB (“Seller”);
(1)LIGAND PHARMACEUTICALS INCORPORATED, a corporation incorporated in the State of Delaware, USA, whose principal office is at 3911 Sorrento Valley Boulevard, Suite 110, San Diego, California, USA 94608 (the “Seller Guarantor”);
(2)HITGEN UK LTD a company incorporated in England (registered number 12930221) whose registered office is at 2nd Floor College House, 17 King Edwards Road, London HA4 7AE (“Buyer”); and
(3)HITGEN INC., a company incorporated in China whose principal office is at Building 6, No. 8 Huigu 1st East Road, Tianfu International Bio-Town, Shuangliu District, 610200 CHENGDU, SICHUAN, China (“Buyer Guarantor”),
(each a “Party” and collectively, the “Parties”).
RECITALS:
(A)The Company is a private company limited by shares. Further details about the Company are set out in Part 1 of Schedule 1.
(B)The Seller wishes to sell and the Buyer wishes to buy all of the issued share capital of the Company on the terms of this Agreement.
(C)The Seller Guarantor is the ultimate parent company of the Seller and is a party to this Agreement solely for the purpose of entering into the guarantee and indemnity set out in clause 17.
(D)The Buyer Guarantor is the ultimate parent company of the Buyer and is a party to this Agreement solely for the purpose of entering into the guarantee and indemnity set out in clause 17.
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1 In this Agreement, the following words and expressions shall have the following meanings:
“Accounts” means the annual accounts of the Company (and if not included in those accounts, the individual profit and loss account of the Company) for the financial year ended on the Accounts Date;
“Accounts Date” means 31 December 2019;
“Affiliate” means, with respect to a Party, any person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For the

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purposes of this definition, “control” and, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”, means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity);
“Assurance” means any indemnity, guarantee or similar commitment;
“Authority” means any competent governmental, administrative, regulatory, law-enforcement or judicial body, authority or agency of competent jurisdiction in any jurisdiction;
“Business” means the development and application of fragment and structure-based methods to enable small-molecule drug discovery;
“Business Day” means a day that is not a Saturday or Sunday or a public holiday in London, England or Chengdu, China;
“Buyer Guaranteed Obligations” means all present and future obligations and liabilities of the Buyer under this Agreement, including all money and liabilities of any nature from time to time due, owing or incurred by the Buyer under this Agreement;
“Buyer’s Group” means the Buyer and its group undertakings at the relevant time;
“Buyer’s Relief” has the meaning given in part 1 of Schedule 5;
“Buyer’s Solicitors” means Cooley (UK) LLP;
“Cash” has the meaning given in part 1 of Schedule 7;
“Closing” means closing of the sale and purchase of the Sale Shares in accordance with this Agreement;
“Closing Accounts” has the meaning given in part 1 of Schedule 7;
“Closing Cash” has the meaning given in part 1 of Schedule 7;
“Closing Date” has the meaning set out in clause 6.1;
“Closing Debt” has the meaning given in part 1 of Schedule 7;
“Closing Payment” means US$25,000,000 (twenty five million US dollars);
“Closing Statement” has the meaning given in part 1 of Schedule 7;
“Closing Working Capital” has the meaning given in part 1 of Schedule 7;
“Combination Product” means a biological or pharmaceutical product containing the Next Generation FAAH Compound and at least one (1) other active pharmaceutical ingredient, whether in the same or different formulations and sold as a single unit for a single price;

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“Companies Act” means the Companies Act, 2006;
“Company” means Vernalis (R&D) Limited, a private company limited by shares incorporated in England with registered number 01985479;
“Data Protection Legislation” means: (a) the Data Protection Act 1998 and all other applicable national laws, regulations and secondary legislation implementing European Directive 95/46/EC; (b) the GDPR and all related national laws, regulations and secondary legislation (including those implementing the GDPR in the United Kingdom); (c) Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all other applicable national laws, regulations and secondary legislation implementing European Directive 2002/58/EC; (d) any other laws relating to data protection and privacy which are from time to time applicable to the Company; (e) any applicable guidance and/or codes of practice issued by or with the approval of: (i) any applicable Supervisory Authority (including the Article 29 Working Party); or (ii) any trade association or body of which the Company is a member; and (f) any relevant industry privacy self-regulatory guidelines (such as the Digital Advertising Alliance Self-Governing Principles and the European Digital Advertising Alliance Online Behavioural Advertising Self-Regulatory Programme);
“Data Room” means the virtual data room hosted by Citrix ShareFile;
“DC Term” means, with respect to each Next Generation FAAH Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Next Generation FAAH Product in such country, and ending on the latest to occur of (a) the expiration of the last-to-expire Valid Claim of any patent that claims, covers or includes such Next Generation FAAH Product in such country; (b) the twelfth (12th) anniversary of the First Commercial Sale of such Next Generation FAAH Product in such country; and (c) the expiration of all regulatory exclusivity for such Next Generation FAAH Product in such country in the Territory;
“Deferred Consideration” means the FAAH Deferred Consideration and the ORCC Deferred Consideration;
“Deferred Payments” means each payment of FAAH Deferred Consideration from the Buyer to the Seller as required in accordance with clause 9;
“Disclosed” has the meaning set out in clause 11.2;
“Disclosure Documents” means the documents contained in the Data Room and the documents listed in the index of documents attached to the Disclosure Letter;
“Disclosure Letter” means the disclosure letter from the Seller to the Buyer, dated on the date of this Agreement;
“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, retention of title arrangement or other third party right, interest or claim of any kind or any agreement or commitment to create or give any of the foregoing;
“Estimated Closing Cash” means the Seller’s estimate of the Closing Cash as set out in the final notice given by the Seller under clause 5.4;

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“Estimated Closing Debt” means the Seller’s estimate of the Closing Debt as set out in the final notice given by the Seller under clause 5.4;
“Estimated Closing Working Capital” means the Seller’s estimate of the Closing Working Capital as set out in the final notice given by the Seller under clause 5.4;
“Exchange Rate” means with respect to the conversion of a particular currency into another currency on a particular date, the closing mid-point rate for conversion of the first currency into that other currency on that date or, if that date is not a Business Day, on the first Business Day after that date, in both cases as set out in the London edition of the Financial Times containing exchange rates applicable to the relevant Business Day;
“Excluded Assets” has the meaning given in part 1 of Schedule 7;
“Excluded Liabilities” has the meaning given in part 1 of Schedule 7;
“FAAH Deferred Consideration” has the meaning given in clause 9.1;
“Field” means all therapeutic, prophylactic, palliative and diagnostic uses in humans and animals;
“First Commercial Sale” means, with respect to a Next Generation FAAH Product in a given country, the first sale to or use or consumption by an end user of the relevant Next Generation FAAH Product in such country after receipt of Regulatory Approval for the sale of the Next Generation FAAH Product has been obtained in such country;
“Fundamental Warranties” means each of the Warranties set forth in Part 1 of Schedule 4 and paragraphs 1 and 2 of Part 2 of Schedule 4;
“Fundamental Warranty Claim” means a claim for breach of any of the Fundamental Warranties;
“GDPR” means Regulation (EU) 2016/679 of the European Parliament and the Council of 27 April 2016;
“Generic Competition” means with respect to a given Next Generation FAAH Product in a given country in the Territory, in a given quarter, that, during such quarter, one or more Generic Products with respect to such Next Generation FAAH Product are being sold in such country and, as a result of competition from such Generic Products sold in such country, the Net Sales of such Product are reduced by thirty percent (30%) in such calendar quarter when compared to the two (2) calendar quarters before the quarter in which the relevant Generic Product was introduced in such country;
“Generic Product” means, in a particular country with respect to a Next Generation FAAH Product, any drug product that: (1) contains the same active ingredient as the Next Generation FAAH Product; (2) has received all necessary approvals from the applicable Regulatory Authorities authorizing the marketing and sale of such product as a drug product; (3) is marketed or sold by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of the Buyer, the Company or any of their Affiliates, or Sub-licensees with respect to such product; and (4) is approved for use in such country pursuant to an abbreviated regulatory approval process governing approval of follow-on drug products based on the then-current standards for regulatory approval in such country (e.g., a non-U.S. equivalent to an abbreviated new drug application submitted pursuant to Section 505(j) of the FD&C Act (21 U.S.C. 355(j)), a new drug application

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submitted pursuant to Section 505(b)(2) of the FD&C Act (21 U.S.C. 355(b)(2)), or a relevant equivalent under foreign law) and where such regulatory approval was based upon the findings by the Regulatory Authority of clinical safety and efficacy based on data generated by the Buyer, the Company (or their Affiliate or Sub-licensee) or Seller (or its Affiliate or sublicensee) and included in a submission for Regulatory Approval in the relevant country with respect to the relevant Next Generation FAAH Product;
“Group” means the Buyer’s Group or the Seller’s Group, as the context requires;
“Indemnity Claim” means a claim by the Buyer under clause 11.7;
“Initial Consideration” has the meaning given in clause 4.2;
“Insolvency Proceedings” means any insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off, or any distress, execution, commercial rent arrears recovery or other process levied or exercised, or any event similar to any such events in any jurisdiction outside England;
“Investigation” means any investigation, inquiry or enforcement proceedings or other process (whether criminal or otherwise) by any Authority in any jurisdiction.
“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;
“Lease” has the meaning given to it in paragraph 2.1 of Part 7 of Schedule 4;
“Losses” means in relation to any matter, all liabilities, losses, claims, Tax, costs, fees and expenses relating to that matter including legal costs and fees, expenses of experts and consultants (in each case whether or not recoverable in litigation) and any amounts paid pursuant to a judgment or order of the Court or the subject of any settlement or other agreement between the relevant parties to the matter;
“Management Accounts” means the unaudited management accounts of the Company comprising a balance sheet as at the Management Accounts Date and a profit and loss account for the period which began on the Accounts Date and ended on the Management Accounts Date;
“Management Accounts Date” means 30 September 2020;
“Net Receipts” means the amount of any clinical, regulatory or sales milestones and royalty payments actually received by the Company, the Buyer, or either of their Affiliates or Sub-licensees (or their respective successors) from time to time from or on behalf of counterparties (or their successors) pursuant to the Ongoing Research Collaboration Contracts (in each case excluding any amount in respect of VAT which such recipient or a member of its VAT group is actually required to account to the relevant Tax Authority in respect thereof, including for the avoidance of doubt through the netting

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off against input VAT which would otherwise be recoverable). For clarity, Net Receipts shall not include (i) any payments for the reimbursement of or received as payment for the performance of research and/or development activities (including any amounts received in respect of research and development activities or services performed or to be performed by or on behalf of the Company the Buyer, or either of their Affiliates or Sub-licensees (or their respective successors)) and (ii) payments for the reimbursement of prosecution and maintenance expenses, and shall be treated as reduced by the amount of any Tax suffered (or which would have been suffered but for the availability of any Relief, other than a Seller’s Relief) in connection with the receipt or accrual of, or entitlement to, such milestones and royalty payments;
“Net Sales” means, for a given quarter, the gross amounts invoiced by or on behalf of the Buyer, Company or either of their Affiliates or Sub-licensees (each a “Selling Party”) in respect of the sale or other disposition of a Next Generation FAAH Product to Third Parties (including to distributors), calculated in accordance with the relevant Selling Party’s accounting standards, less the following deductions, deducted no more than once, in each case related specifically to the Next Generation FAAH Product and actually taken and accounted for in accordance with the Selling Party’s accounting standards and not otherwise recovered by or reimbursed to the Buyer, its Affiliates, or Sub-licensees:
a.normal and customary trade, cash and quantity discounts;
b.price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Authorities or other payees that do not exceed the original invoice amount;
c.Taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;
d.any Tax suffered (or which would have been suffered but for the availability of any Relief, other than a Seller’s Relief) in connection with such sale or other disposition;
e.amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns;
f.outbound transportation and insurance charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; and
g.bad debts, except that if any such bad debt is subsequently recovered by the relevant Selling Party, amounts previously deducted on account of such bad debt will be added back to Net Sales in the quarter in which the reduction in bad debt is recognised.

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Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical or clinical studies or regulatory purposes, provided such transfer takes place for no consideration or at a price equal to or less than the cost of manufacture. Net Sales shall include the amount or fair market value of all other consideration received by the relevant Selling Party in respect of the relevant Next Generation FAAH Product, whether such consideration is in cash, payment in kind, exchange, or other form. Net Sales shall not include sales between or among the Selling Parties, unless the purchasing Selling Party is the end-user of such Next Generation FAAH Product. For the purposes of calculating Net Sales, all Net Sales shall be converted into US dollars at the Exchange Rate.
In the event that a Next Generation FAAH Product is sold as part of a Combination Product, Net Sales of the Next Generation FAAH Product shall be determined by multiplying Net Sales of the Combination Product by the fraction A/(A+B), where:
A is the weighted (by sales volume) average sales price (i.e. the total Net Sales by country divided by units sold) of the Next Generation FAAH Product when sold separately in finished form during the period to which the Net Sales calculation applies in such country; and
B is the weighted (by sales volume) average sale price (i.e. the total Net Sales by country divided by units sold, where the definition of Net Sales shall apply mutatis mutandis) of the other product(s) sold separately in finished form during the period to which the Net Sales calculation applies in such country.
In the event that such average sales price cannot be determined for both the Next Generation FAAH Product and the other product(s) in the Combination Product, the Parties shall mutually agree upon the Net Sales of the Next Generation FAAH Product for purposes of determining payments, based on the relative value contributed by each component in the Combination Product, and such agreement shall not be unreasonably withheld by either Party. If the Parties cannot agree on such Net Sales of the Next Generation FAAH Product, the dispute shall be finally resolved via the baseball arbitration procedure set forth in Clause 30.3;
“Next Generation FAAH Compound” means any compound that is the subject of or which results from any research collaboration between Neuritek, Icagen and Vernalis for the discovery of an anandamide reuptake inhibitor;
“Next Generation FAAH Product” means any pharmaceutical product in any form, formulation, or presentation containing, incorporating, consisting of, or comprising a Next Generation FAAH Compound as an active ingredient;
“Ongoing Research Collaboration Contracts” means those contracts listed in Schedule 9;
“ORCC Deferred Consideration” has the meaning given in clause 9.3(b);

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“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto, (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications;
“Personal Data” has the meaning given in Article 4(1) of the GDPR;
“Post-Closing Steps” means steps 6 and 7 of Schedule 10 (as may be amended with the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed) and any other action in connection with the steps in Schedule 10 that the Buyer and the Seller shall agree in writing will take place following the Closing Date;
“Pre-Closing Steps” means steps 1 to 5 (inclusive) of Schedule 10 (as may be amended with the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed);
“Proceedings” means any litigation, arbitration, mediation, conciliation, expert determination, adjudication or other formal dispute resolution process or criminal, regulatory or administrative proceedings in any jurisdiction;
“Processed” has the meaning given in the GDPR;
“Purchase Price” has the meaning given in Clause 4.1;
“Relief” has the meaning given in part 1 of Schedule 5;
“Regulatory Approval” means, with respect to a given country or other jurisdiction in the Territory, any and all approvals, licenses, registrations, or authorizations of any regulatory authority necessary to commercialize a product in such country or other jurisdiction, including, where applicable, pricing or reimbursement approval in such country or other jurisdiction;
“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA, MHRA and PMDA);
“Regulatory Exclusivity” means, with respect to any country, any exclusive marketing rights or data exclusivity rights (other than Patent Rights) conferred by a Regulatory Authority with respect to a Next Generation FAAH Product in a given country in the Territory or regulatory jurisdiction, including orphan drug exclusivity, new chemical entity exclusivity, and paediatric exclusivity;
“Research and Development Service Agreement” means the research and development agreement between the Buyer and the Seller in the Agreed Form;
“Restructuring” means the Pre-Closing Steps and the Post-Closing Steps;

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“Sale Shares” means all the issued shares in the capital of the Company at Closing;
“Security Breach” means any security breach, compromise or other event or circumstance, which lead, or was reasonably likely to lead to, the unintended, accidental, unauthorised or unlawful destruction, loss, alteration, disclosure of, or access to the IT Assets or any portion of any of the foregoing, including (in each case) any data (including Personal Data) stored therein or controlled or accessed thereby;
“Seller Guaranteed Obligations” means all present and future obligations and liabilities of the Seller under this Agreement, including all money and liabilities of any nature from time to time due, owing or incurred by the Seller under this Agreement;
“Seller’s Account” means the bank account of Ligand Pharmaceuticals Inc. with the following account details:

Bank of America Merrill Lynch
315 Montgomery Street, 14th Floor, San Francisco, CA  94104
ABA# 02600959
Account# 1453127240
BIC/Swift Code# BOFAUS3N;

“Seller’s Group” means the Seller and its group undertakings at any relevant time;
“Seller’s Relief” means any Relief other than (i) a Buyer’s Relief or (ii) a Relief arising to any person other than the Company or any member of the Buyer’s Group;
“Seller’s Solicitors” means Latham & Watkins (London) LLP;
“Senior Managers” means Samantha Carford, Paul Greaney, Rod Hubbard, James Murray, Katherine Searle, Susan Wallcraft and Lars Michael Wood;
“Sub-licensee” means a Third Party, other than wholesalers, resellers and similar promotion of the Next Generation FAAH Products but do not engage in the marketing or promotion of the Next Generation FAAH Products, to whom the Buyer, Company (or their Affiliate or Sub-licensee) grants or has granted a sublicense to develop, use, import, promote, offer for sale, sell, have sold, or the Next Generation FAAH Products in the Field in the Territory;
“Supervisory Authority” means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any applicable Law relating to data protection or privacy, including the Information Commissioner’s Office in the United Kingdom;
“Supplier” means any supplier of goods or services to the Company at any time during the period of 12 months ending on the Closing Date.
“Surviving Provisions” means clauses 1, 2.6, 14, 18 to 25, and 27 to 30;
“Target Working Capital” means £2,414,000 being the amount agreed by the parties to be the target working capital of the Company at Closing;
“Tax” or “Taxation” has the meaning given in part 1 of Schedule 5;

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“Tax Authority” has the meaning given in part 1 of Schedule 5;
“Tax Claim” means a claim under the Tax Covenant or a Tax Warranty Claim;
“Tax Covenant” means the tax covenants given in favour of the Buyer set out in part 3 of Schedule 5;
“Tax Liability” has the meaning given in Part 1 of Schedule 5;
“Tax Warranties” means the warranties given pursuant to clause 11.1 and set out in part 2 of Schedule 5 and a reference to “Tax Warranty” shall be construed accordingly;
“Tax Warranty Claim” means a claim for breach of any of the Tax Warranties;
“Territory” means worldwide;
“Third Party” means any person other than the Company or any of its Affiliates;
“US Operations” means the research, development, manufacture, marketing, sale and distribution in the US of Tuzistra®, an extended release oral suspension branded as Tuzistra XR containing codeine polistirex and chlorpheniramine polistirex, pursuant to the authority granted by the FDA under NDA Approval No.207768, programmes CCP-07, CCP-08, CCP-05 and CCP-06, the rights to which are held by Tris Pharma Inc (or an Affiliate thereof) and Moxatag®, a once-daily tablet branded as Moxatag containing 775 mg of amoxicillin, pursuant to the authority granted by the FDA under NDA Approval No. 50-813 (amoxicillin extended-release tablets) by the Company whether directly or through a 3rd party manufacturer (Tris Pharma, Inc) or distributor (Vernalis Therapeutics, Inc);
“Valid Claim” means (i) a claim of any issued (granted) and unexpired Patent for which the validity, enforceability, or patentability has not been affected by any of the following: (a) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (b) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a Supervisory Authority, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal, or (ii) a claim of a pending patent application that has not been finally abandoned or finally rejected and which has been pending for no more than seven (7) years after the earliest filing date from which such claim takes priority. (For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending for more than seven (7) years from the date of filing of the earliest patent application to which such pending patent application claims priority, but which subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome);
“VAT” means any value added tax as provided for in VATA 1994, any goods and services tax and any similar or equivalent sales or turnover Tax in any jurisdiction;
“VATA” means the Value Added Tax Act 1994;
“Warranties” means the warranties given pursuant to clause 11.1 and set out in Schedule 4, and the Tax Warranties, and a reference to “Warranty” shall be construed accordingly; and
“Warranty Claim” means a claim for breach of any of the Warranties other than a Tax Warranty.

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1.2 In this Agreement, unless the context requires otherwise, or otherwise stated:
a.use of the singular includes the plural and vice versa, and use of any gender includes the other genders;
b.a reference to any specific legislation includes a reference to that legislation as re-enacted, consolidated, replaced or amended; any previous legislation of which it is a re-enactment, consolidation, replacement or amendment; and any subordinate legislation made under any of the same (and “legislation” in this clause 1.1(b) includes any statute, statutory provision, regulation, rule or subordinate legislation);
c.“undertaking” shall have the meaning given in section 1161 of the Companies Act save that for the purposes of this Agreement, an undertaking shall include a limited liability partnership;
d.any reference to the parties or a recital, clause or schedule is to the parties (and permitted assignees) or the relevant recital, clause or schedule of or to this Agreement;
e.any reference in a schedule to a part or a paragraph is to a part or a paragraph of that schedule or, where relevant, to a paragraph of that part of that schedule;
f.any reference to warranties qualified by the expression “so far as the Seller is aware” (or any similar expression) are deemed to be given only on the basis of the knowledge of Charles Berkman, Tavo Espinoza, Todd Pettingill and each Senior Manager as of the date of this Agreement in respect of the aspects of the business of the Company for which they are respectively responsible;
g.any reference to a “person” includes an individual, firm, partnership, body corporate, corporation, association, organisation, government, state, foundation and trust, in each case whether or not having separate legal personality;
h.any reference to a company’s “annual accounts” shall mean its annual accounts and reports within the meaning of section 471 of the Companies Act and shall include the notes to those accounts;
i.“financial year” shall be construed in accordance with section 390 of the Companies Act;
j.“group undertaking” and “subsidiary undertaking” shall have the respective meanings given in section 1161(5) and section 1162 of the Companies Act, save that for the purposes of this Agreement, an undertaking shall be treated as a member of another undertaking if any of the Sale Shares in that other undertaking are registered in the name of another person (or its nominee) as security (or in connection with the taking of security) from the first undertaking or any of that first undertaking’s subsidiary undertakings;
k.“to the extent that” means “if and to the extent that”;

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l.any reference to an English legal term or concept, or to a United Kingdom Tax term, concept or provision, or any court, official, governmental or administrative authority or agency in England (or the United Kingdom, as the case may be), includes in respect of any jurisdiction other than England a reference to whatever most closely approximates to it in that jurisdiction;
m.the clause, schedule and paragraph headings are included for convenience only and shall not affect the interpretation of this Agreement;
n.the schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the schedules and recitals;
o.any reference in this Agreement to a document being “in the Agreed Form” means a document in a form agreed by the parties before the signing of this Agreement and either entered into on the date of this Agreement by the relevant parties or initialled by the parties (or on their behalf) and where that document is not entered into on the date of this Agreement, with such amendments as the parties may subsequently agree;
p.the words “other”, “including”, “includes”, “include”, “in particular” and any similar words shall not limit the general effect of words that precede or follow them and the ejusdem generis rule shall not apply;
q.any references to “USD”, “US dollars” or “$” are references to the lawful currency from time to time of the United States of America;
r.any sum in any currency which is required to be construed, for the purposes of this Agreement, as a sum in any other currency (for example, in construing for the purposes of Schedule 6 the amount of a Warranty Claim which is not denominated in US dollars) shall, unless expressly stated otherwise, be regarded as converted into that other currency at the Exchange Rate on the date of this Agreement.; and
s.any Warranty which refers to the awareness, knowledge or belief of the Seller, or analogous expression, shall be deemed to include an additional statement that it has been made after due and careful enquiry of the Seller’s directors and all such other people of whom the Seller may reasonably be expected to make enquiries, given the subject matter of the relevant provision.
2.    CONDITIONS PRECEDENT
2.1 The agreement to transfer the Sale Shares is conditional on:
a.the Buyer obtaining each of the following registrations with and approvals from the authorities in the People’s Republic of China set out below, as required for the Buyer to acquire the Company:
i.registration with the Development and Reform Commission of Sichuan Province;
ii.registration with the Commerce Department of Sichuan Province; and

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iii.registration with the Foreign Exchange Administration of Sichuan Province; and
b.completion of the Pre-Closing Steps to the Buyer’s reasonable satisfaction in accordance with clause 2.4.
2.2 The Buyer shall at its own cost use all reasonable endeavours to ensure that the condition set out in clause 2.1(a) is satisfied as soon as practicable, and shall notify the Seller and provide copies of the confirmation notice, certification and all other supporting documentation evidencing completion of each of the foregoing registrations, as soon as practicable after it becomes aware that the condition is satisfied or has become, or is likely to become, incapable of being satisfied.
2.3 The Seller shall at its own cost ensure that the condition set out in clause 2.1(b) is satisfied as soon as practicable and shall:
a.in good faith carry out the Pre-Closing Steps with the aim of completing the Restructuring in a manner that does not give rise to any adverse consequences (including but not limited to Tax Liabilities) for the Company and/ or any member of the Buyer’s Group which will not be allocated back to any member of the Seller’s Group;
b.keep the Buyer fully informed of all legal, accounting and Tax analysis carried out by the Seller’s advisors with respect to the Restructuring, including promptly providing to the Buyer any revised drafts of the draft paper entitled “UK Corporation tax implications of pre-Closing transfers and intercompany debt” dated October 2020 prepared by EY LLP in respect of the Restructuring, and shall promptly respond to any questions reasonably raised by the Buyer concerning the Restructuring;
c.provide the Buyer with a copy of all draft agreements and documents to be entered into to effect the Restructuring prior to their execution and take into account reasonable requests and comments from the Buyer with respect to such agreements and documents;
d.notify the Buyer in the event any change is proposed to the Restructuring and not implement such amended steps until the Buyer has provided its prior written consent, such consent not to be unreasonably withheld, conditioned or delayed;
e.consider in good faith any change to the Restructuring proposed by the Buyer and take into account any reasonable requests from the Buyer in in connection with the Restructuring; and
f.provide the Buyer with copies of all documentation evidencing completion of each of the Pre-Closing Steps, and notify the Buyer when all Pre-Closing Steps have been completed.
For the avoidance of any doubt, the Buyer’s approval of the Restructuring or any element of the Restructuring shall not constitute a waiver of any right of the Buyer to bring a claim pursuant to clause 11.7(a) or Schedule 5.

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2.4 The Buyer’s prior written consent shall be required before the condition in clause 2.1(b) is considered satisfied, save that the Buyer shall only be permitted to withhold such consent if, prior to the Long Stop Date:
a.the Seller has not complied in all material respects with the provisions of clause 2.3 and the Buyer reasonably considers that the Restructuring and/or any of the steps taken or omitted to be taken by the Seller or any member of the Seller’s Group in connection therewith have or are reasonably likely to have a material adverse effect on the Company and/or any member of the Buyer’s Group (including but not limited to Tax Liabilities which will not be allocated back to any member of the Seller’s Group); and
b.any financial indebtedness remains outstanding between the Company and any member of the Seller’s Group.
2.5 In the event that either:
a.the condition in clause 2.1(b) is satisfied but the condition in clause 2.1(a) is not satisfied on or before 5.30 p.m. (GMT) on the date falling sixty calendar days from the date of this Agreement (the “Long Stop Date”); or
b.the condition in 2.1(b) is not satisfied on or before 5.30 p.m. (GMT) on the Long Stop Date, unless the Seller and the Buyer otherwise agree in writing, this Agreement shall automatically terminate (other than the Surviving Provisions which shall remain binding on the Parties in accordance with their terms).
2.6 The Seller shall notify the Buyer as soon as practicable after it becomes aware that any element of the Pre-Closing Steps cannot be completed in the manner agreed with the Buyer before the Long Stop Date.
2.7 In the event of termination in accordance with clause 2.5(a), the Buyer agrees to pay to the Seller by way of compensation for any loss suffered an amount equal to USD $1,000,000 inclusive of any properly chargeable VAT (the “Break Payment”). If the Break Payment becomes payable, the Buyer shall pay it in accordance with clause 14 (Payments) within 10 Business Days after the termination occurs.
3.    AGREEMENT FOR SALE
3.1 The Seller agrees to sell, and the Buyer agrees to buy, the Sale Shares, free from all Encumbrances and with all rights attaching to them at Closing, including the right to receive all dividends and other distributions declared, made or paid after Closing.
3.2 The Seller covenants that it has the right to sell the Sale Shares on the terms of this Agreement.

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4.    CONSIDERATION
4.1 The “Purchase Price” for the Sale Shares shall be the Initial Consideration plus the Deferred Consideration.
4.2 The “Initial Consideration” shall be the Closing Payment:
a.plus the Closing Cash;
b.minus the Closing Debt; and
c.plus the amount (if any) by which the Closing Working Capital exceeds the Target Working Capital or (as the case may be) minus the amount (if any) by which the Closing Working Capital is less than the Target Working Capital.
4.3 The Purchase Price shall be paid in cash and shall be payable at such times and in such manner as set out in this Agreement.
4.4 Any amount paid by or on behalf of the Seller in respect of any claim for any breach of this Agreement or pursuant to any indemnity or undertaking to pay any amount under this Agreement shall, to the extent permitted by Law, be deemed to reduce the Purchase Price by, and be a repayment of, that amount.
5.    PERIOD BEFORE CLOSING
5.1 Except with the consent of the Buyer (which shall not be unreasonably withheld or delayed) or as required by the terms of this Agreement, the Seller shall ensure that during the period beginning on the date of this Agreement and ending at Closing:
a.the Company shall not take any action set out in Schedule 2;
b.to the extent permitted under applicable Law, the Buyer and its agents and representatives are:
i.upon written notice of at least five Business Days to the Seller, given access during normal business hours to the books, records and Senior Managers of the Company; and
ii.upon written request to the Seller, provided as soon as reasonably practicable with any reasonably requested information relating to the business and affairs of the Company (provided that such information is not confidential), provided that in each case the Buyer shall reimburse the Seller for any third party out of pockets costs and expenses reasonably incurred by Seller in providing such access and information.
5.2 During the period beginning on the date of this Agreement and ending at Closing, the Seller shall not dispose of any interest in or otherwise grant an Encumbrance in respect of any of the Sale Shares.

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5.3 The Seller shall notify the Buyer in writing as soon as reasonably practicable of any matter which becomes known to it before Closing and which constitutes, or might reasonably be expected (either immediately or after the lapse of time) to constitute, a material breach of clauses 5.1 or 5.2 or a material adverse change in the financial or trading position, operations or prospects of the Company.
5.4 The Seller shall, on the second Business Day before the Closing Date, notify the Buyer of the Estimated Closing Cash, the Estimated Closing Debt and the Estimated Closing Working Capital.
5.5 Any notice given under clause 5.4 shall be given in good faith, as soon as reasonably practicable after 5.30 p.m. on the relevant date and shall be accompanied by a breakdown of the items comprised within each estimate and any relevant supporting documentation. The Seller shall provide any information in relation to those estimates readily available to the Seller as the Buyer may from time to time reasonably require.
6.    CLOSING
6.1 Closing shall take place at the offices of the Buyer’s Solicitors on the fifth Business Day after the Buyer has notified the Seller in accordance with clauses 2.2 and 2.4 that the conditions in clause 2.1 are satisfied, or at such other time and place as the Seller and the Buyer may agree (the “Closing Date”).
6.2 At Closing, the Seller and the Buyer shall comply with their respective obligations set out in Schedule 3.
7.    CLOSING ACCOUNTS AND ADJUSTMENT TO THE AMOUNT PAID AT CLOSING
7.1 The Buyer and the Seller shall comply with their respective obligations under Schedule 7 pursuant to which the Closing Statement is to be prepared and become final and binding on the parties.
7.2 On the date falling five Business Days after the Closing Statement becomes final and binding on the parties:
a.if the amount paid by the Buyer on account of the Initial Consideration at Closing exceeds the Initial Consideration, then the Seller shall repay the amount of the excess to the Buyer; or
b.if the amount paid by the Buyer on account of the Initial Consideration at Closing is less than the Initial Consideration, then the Buyer shall pay the amount of the shortfall to the Seller, and in both cases, such payments shall be made in accordance with clause 14.
7.3 Notwithstanding any provision of Schedule 5 (other than paragraph 1.5(A) of Part 3) or Schedule 6 (other than paragraph 11), the agreement or determination of the Closing Cash, the Closing Debt and the Closing Working Capital and any consequential payment made pursuant to clause 7.2, to the extent not taking into account or fully taking into account any matter then or subsequently giving rise to a Warranty Claim, a Tax Claim or any other claim

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under this Agreement, shall not prevent the Buyer from asserting that claim, or limit the damages recoverable.
8.    RELEASE OF ASSURANCES
8.1 The Seller shall at its own cost execute and deliver all documents, and use all reasonable endeavours to take all other actions as the Buyer may reasonably request from time to time after Closing, in order to effect the release and discharge in full (on a non-recourse basis to the Buyer) of any Assurance given by the Company to any person in respect of any obligation of the Seller or any member of the Seller’s Group. Pending each such release and discharge, the Seller shall pay to the Buyer on demand the amount of all Losses incurred by the Buyer arising directly or indirectly from or in connection with any such Assurance.
8.2 The Buyer shall at its own cost execute and deliver all documents, and use all reasonable endeavours to take all other actions as the Seller may reasonably request from time to time after Closing, in order to effect the release and discharge in full (on a non-recourse basis to the Seller’s Group) of any Assurance given by any member of the Seller’s Group to any person in respect of any obligation of the Company. Pending each such release and discharge, the Buyer shall pay to the relevant member of the Seller’s Group on demand the amount of all Losses incurred by the relevant member of the Seller’s Group arising directly or indirectly from or in connection with any such Assurance.
9.    DEFERRED CONSIDERATION
9.1 FAAH Deferred Consideration. During the DC Term on a country-by-country basis, the Buyer shall make quarterly payments of capital sums to the Seller by way of additional consideration for the Sale Shares in an amount equivalent to the lesser of (a) two percent (2%) of the aggregate Net Sales of all Next Generation FAAH Products which are the subject of the Neuritek Agreement sold in the Territory by Buyer or its Affiliates; and (b) thirty percent (30%) of the royalty payments actually received by the Buyer or the Company from Neuritek (or a relevant third party) pursuant to the Neuritek Agreement in respect of the commercialisation of such Next Generation FAAH Products (excluding any amount in respect of VAT which the Buyer or a member of its VAT group is actually required to account to the relevant Tax Authority in respect thereof, including for the avoidance of doubt through the netting off against input VAT which would otherwise be recoverable, and excluding an amount equal to any Tax suffered (or which would have been suffered but for the availability of any Relief, other than a Seller’s Relief) in connection with such royalty payments) (the “FAAH Deferred Consideration”). The Buyer shall, and shall procure that the Company and its Affiliates shall, not enter into any agreement with a third party in respect of the development and / or exploitation of such Next Generation FAAH Products that is (a) not reasonably consistent with the types of payment structures typically included in licences in the pharmaceutical industry and (b) designed intentionally to minimise the allocation of payments thereunder as royalty payments relative to other types of payment made under such agreement in a manner that is not typical in the pharmaceutical industry such that the payment structure would deprive the Seller of all or a portion of the monies that it would otherwise be entitled to receive pursuant to this clause 9.1 provided that this clause 9.1 shall not prevent the Buyer and any of its Affiliates from entering into any agreement with a subcontractor for the development, manufacture, distribution, sale or use of the Next Generation FAAH Products on a fee for service basis. For the avoidance of doubt, any sales

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of a Next Generation FAAH Products made after the date of expiry of the DC Term for such Next Generation FAAH Products in such country shall not be included in the Territory-wide calculation of Net Sales for the purposes of calculating the payments under this clause 9.1.
9.2 FAAH Deferred Consideration Adjustments.
a.Subject to clause 9.2(d), in the event that the Buyer enters into an agreement with a Third Party to obtain a license or other right under: (i) any Patents owned by a Third Party with respect to a Next Generation FAAH Product; and (ii) such licence or other third party right is reasonably useful or necessary for the Buyer or its Affiliates’ development or commercialization of the Next Generation FAAH Product, the Buyer shall be entitled to deduct fifty percent (50%) of all upfront payments, milestone payments, royalties and other amounts actually paid to the relevant Third Party pursuant to such agreement together with any additional amounts required to be paid in respect of Tax in connection with such upfront payments, milestone payments, royalties and other amounts (other than an amount in respect of VAT or other similar sales tax which the Buyer is able to recover by way of credit, repayment or refund) (“Third Party Payments”) in the relevant quarter in which such payments are made from the amount of the FAAH Deferred Consideration otherwise due to the Seller pursuant to clause 9.1 with respect to the Next Generation FAAH Products in such country in such quarter.
b.The Buyer shall be entitled to carry forward any amount of Third Party Payments which it is not entitled to deduct from the FAAH Deferred Consideration due to the Seller pursuant to clause 9.1 by reason of clause 9.2(d) to subsequent calendar quarters until the amount is fully deducted and, for the avoidance of doubt, to the extent such carried forward amount has not been deducted from any Deferred Payment by the expiry of the DC Term, the carried forward amount shall not be capable of being set against any other obligation to pay any other amounts under this Agreement.
c.Subject to clause 9.2(d), commencing in the first calendar quarter during which there is Generic Competition with respect to a Next Generation FAAH Product in a country, the Buyer shall be entitled to reduce by fifty percent (50%) the FAAH Deferred Consideration due to the Seller pursuant to clause 9.1 with respect to the Next Generation FAAH Products in such country in such quarter and thereafter during each quarter in the DC Term in which Generic Competition exists for such Next Generation FAAH Product in the relevant country.
d.In no event will the aggregate amount of any Deferred Payment due to the Seller for a Next Generation FAAH Product in a country in the Territory in any given calendar quarter during the DC Term for such Next Generation FAAH Product in such country be reduced pursuant to this clause 9.2 by more than fifty percent (50%) of the amount that otherwise would have been due and payable to the Seller in such calendar quarter for such Next Generation FAAH Product in such country under clause 9.2.
9.3 ORCC Deferred Consideration and Reports.

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a.The Buyer shall notify the Seller within three Business Days after it becomes aware of any Net Receipts becoming payable.
b.By way of additional consideration for the Sale Shares, the Buyer shall pay, or procure payment to the Seller by the Company, or, to the extent permitted by the applicable Ongoing Research Collaboration Contract, the counterparty thereto in accordance with the terms thereof, capital sums equal to:
i.an amount equal to ninety per cent (90%) of the Net Receipts; or
ii.in respect of Net Receipts received under that certain Ongoing Research Collaboration Contract listed as item 1 in Schedule 9 which relate to a “Selected Compound” or “Licensed Product” (as such terms are defined in that Ongoing Research Collaboration Contract) comprised solely of the partnered compounds S55746 (an orally active Bcl-2 selective inhibitor) and / or S64315 (an intravenous Mcl-1 selective inhibitor), either alone or in combination with one another, an amount equal to one hundred per cent (100%) of such Net Receipts, together the “ORCC Deferred Consideration”.
c.The Buyer shall pay, or procure payment, to the Seller of the ORCC Deferred Consideration within forty five (45) days of receipt, or, where paid by the counterparty to such Ongoing Research Collaboration Contract, in accordance with the payment terms of the relevant Ongoing Research Collaboration Contract. Each payment of Net Receipts by the Buyer or the Company shall be accompanied by a statement of:
i.the amount of Net Receipts received by the Company, the Buyer or either of their Affiliates or Sub-licensees (or their respective successors) since the last statement provided, including the Ongoing Research Collaboration Contract to which they relate;
ii.if any consideration was received in currencies other than US dollars, the report shall describe the currency exchange calculations;
iii.any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report;
iv.any amounts deducted therefrom pursuant to clause 10.2(e)(iii), including reasonable written evidence of the same; and
v.any amounts that fell due since the previous report and the period of time for which such amounts have been outstanding, together with a description of the actions that are being taken to procure payment of the overdue amount.
9.4 Deferred Payments and Reports. The Buyer shall calculate all amounts payable to the Seller pursuant to clause 9.1 at the end of each calendar quarter. The Buyer shall pay to the Seller the Deferred Payments with respect to a given quarter within thirty (30) days of the end of such quarter. Each payment of FAAH Deferred Consideration due to the Seller shall be accompanied by a statement of:

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a.the amount of gross sales and Net Sales of each Next Generation FAAH Product in each country in the Territory during the applicable quarter (including such amounts expressed in local currency and as converted to US dollars);
b.an itemization of the deductions applied in the calculation of Net Sales from gross sales, for each Next Generation FAAH Product in each country in the Territory;
c.the amount of any credit and/or reduction applied to the relevant Deferred Payment under clause 9.1;
d.the amount of any credit and/or reduction being carried forward pursuant to clause 9.2(b);
e.a calculation of the amount of the Deferred Payment due on such Net Sales for such quarter;
f.if any consideration was received in currencies other than US dollars, the report shall describe the currency exchange calculations; and
g.any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report.
9.5 Exchange Rate. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales and Net Receipts expressed in currencies other than US dollars), a Party shall convert any amount expressed in a foreign currency into US dollar equivalents in accordance with the mean average Exchange Rate for the applicable quarter.
9.6 Late Payments. If Seller does not receive payment of any sum due to it under this clause 9 on or before the due date therefor, simple interest shall thereafter accrue on the aggregate amount due from the due date until the actual date of payment at a per-annum rate equal to the base rate of the Bank of England plus an additional two percentage points (2 ppts).
9.7 Financial Records. The Buyer shall, and shall cause the Company and each of their Affiliates and Sub-licensees to, keep complete and accurate financial books and records pertaining to the Net Sales of the Next Generation FAAH Products and the Net Receipts in sufficient detail to calculate all amounts payable hereunder with respect thereto and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by the Parties, their Affiliates and Sub-licensees until seven (7) years after the end of the calendar quarter to which such books and records pertain.
9.8 Audit. At the Seller’s request, the Buyer shall, and shall cause its Affiliates or Sub-licensees to, permit an independent public accounting firm of nationally recognized standing designated by the Seller and reasonably acceptable to the Buyer, at reasonable times during normal business hours and upon at least 30 days’ advance notice, to audit the books and records maintained pursuant to clause 9.9 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not:
a.be conducted for any year more than seven (7) years after the end of the year to which such books and records pertain; or

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b.be conducted more than once in any twelve (12) month period (unless a previous audit during such twelve (12) month period revealed an underpayment with respect to such period); or
The accounting firm shall report to the Parties with reasons whether the reports are correct or not, and the specific details concerning any discrepancies. Each party shall bear their own internal costs incurred in connection with such audit and except as provided below, the out of pocket costs of this audit shall be borne by Seller, unless the audit reveals a variance of more than five percent (5%) from the amounts due, in which case the Buyer shall bear such out of pocket costs. Unless disputed pursuant to clause 9.9 below, if such audit concludes that:
c.additional amounts were owed by the Buyer, the Buyer shall pay the additional amounts within thirty (30) days; or
d.excess payments were made by the Buyer, the Seller shall reimburse such excess payments, in either case ((c) or (d)), within thirty (30) days after the date on which such audit is completed by the Seller.
9.9 Audit Dispute. In the event of a dispute with respect to any audit under clause 9.8, the Buyer and the Seller shall work in good faith to promptly resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days of receipt of notice of the same, either Party may submit the dispute for resolution to an independent Third Party accounting firm jointly selected by the Parties or to such other person as the Parties shall mutually agree (the “Auditor”). Absent agreement as to who the Auditor should be, the Auditor shall be appointed by or on behalf of the President of the Chartered Institute of Accountants in England and Wales, at the relevant time. The decision of the Auditor shall be final and the costs of such arbitration as well as the costs of the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than thirty (30) days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, or the auditing Party shall reimburse the excess payments, as applicable.
9.10 Confidentiality. The receiving Party shall treat all information subject to review under this clause 9 in accordance with the confidentiality provisions of clause 19 and the Seller shall cause any independent public accounting firm appointed in accordance with clause 9.8, and the Auditor, to enter into a reasonably acceptable confidentiality agreement for the benefit of the audited Party obligating such firm to retain all such financial information in confidence other than as required by this Agreement.
10.    BUYER UNDERTAKINGS
10.1 Following the Closing Date, the Buyer shall commence and thereafter diligently continue negotiations with Neuritek Therapeutics Limited (“Neuritek”) in good faith with the aim of agreeing the terms of an agreement with Neuritek for the development and exploitation of Next Generation FAAH Products on commercially reasonable and industry standard terms (such agreement, if executed, the “Neuritek Agreement”). For the avoidance of doubt the Buyer shall not be obliged to enter into an agreement with Neuritek if, having diligently

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continued the negotiations with Neuritek, the Buyer is unable to agree commercial terms with Neuritek that are acceptable to the Buyer, acting reasonably.
10.2 The Buyer shall procure that, following Closing (in respect of the Neuritek Agreement only in the event that the Company enters into the Neuritek Agreement):
a.the Company shall use commercially reasonable efforts to develop and exploit the Next Generation FAAH Products (including in accordance with the terms of the Neuritek Agreement (if any));
b.the Company shall not terminate whilst any milestones or royalties are due under either the Neuritek Agreement or any Ongoing Research Collaboration Contract but have not been received by the Company or Buyer unless such payments will continue to be due following termination or will be payable on termination, in each case without the Seller’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned;
c.the Company shall not, intentionally or negligently materially breach nor default under any of its obligations under the Neuritek Agreement or any Ongoing Research Collaboration Contract or intentionally or negligently take any other action, or intentionally or negligently omit or fail to take any action (including making necessary payments) which might reasonably be expected to result in an early termination of the same;
d.the Company shall promptly notify the Seller if the Company receives notice (written or otherwise) from the counterparty to the Neuritek Agreement or any Ongoing Research Collaboration Contract alleging breach or default under the same and shall promptly take all reasonable steps to remedy such breach or default;
e.in the event that the counter party to the Neuritek Agreement or any Ongoing Research Collaboration Contract is in breach under such agreement:
i.(i)     the Company shall take reasonable steps to enforce the terms of the relevant agreement and, in the event the Company does not take such steps, the Seller may enforce the relevant agreement itself, and the Company shall provide the Seller with reasonable support and cooperation in connection with the same and the Seller shall reimburse the Company for all reasonable costs and expenses incurred by the Company (including any amounts in respect of VAT which the Seller, or a member of its VAT Group, is not able to recover by way of input credit, repayment or refund) in providing such support and cooperation;
ii.(ii)     the Company shall keep the Seller reasonably informed in connection therewith, including providing prompt notice upon the Company becoming aware of any breach by the counterparty of such terms;
iii.(iii)     the Buyer shall be entitled to deduct the Seller’s pro rata share (calculated on the basis of the percentage of FAAH Deferred Consideration or share of ORCC Deferred Consideration as the case

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may be) of the reasonable costs and expenses of the Company reasonably incurred in enforcing such terms (or all reasonable costs and expenses incurred by the Company with respect to any support and cooperation provided in accordance with clause 10.2(e)(i)) from any amounts payable by the Buyer to the Seller pursuant to clauses 9.1 and 9.3(b), and in the event no further payment is made by the Buyer to the Seller pursuant to clauses 9.1 or 9.3(b), Buyer shall be entitled to invoice Seller for the same on a quarterly arrears basis and Seller shall pay any invoiced amounts within forty-five (45) days of receipt of the relevant invoice (less any amounts in respect of any invoice that the Seller, acting reasonably, has notified in writing to the Buyer is in dispute); and
iv.(iv)     the Company shall pay to the Seller its share of amounts recovered from the counterparty within thirty (30) days of receipt;
f.the Company shall not agree, consent or acquiesce to any amendment, supplement or other modification to the Neuritek Agreement or any Ongoing Research Collaboration Contract which might reasonably be expected to have a material adverse effect on the rights of the Seller to receive Deferred Consideration under this Agreement, unless and until the Seller has consented to the same; and
g.the Company shall not assign, novate or otherwise transfer the Neuritek Agreement or any Ongoing Research Collaboration Contract to a third party without Seller’s consent if such assignment, novation or transfer would reasonably be expected to have an adverse effect on the rights of the Seller to receive Deferred Consideration under this Agreement, unless and until the Seller has consented to the same.
10.3 Nothing in clause 10.2 shall prevent the Buyer from terminating the Neuritek Agreement and/or any Ongoing Research Collaboration Contract in the event that it is not commercially reasonable to continue to develop, commercialise and otherwise exploit the relevant programmes or products, in the event the counterparty is in material and unremediated breach of the relevant agreement or becomes insolvent or if a force majeure event occurs which materially prevents the performance of such agreement.
10.4 In the circumstances set out in clause 10.3 or if the Buyer or the Company intends to cease to develop, commercialise or otherwise exploit a given Next Generation FAAH Product, the Buyer shall promptly notify the Seller and, on the Seller’s request, will promptly negotiate with the Seller in good faith the terms on which the Buyer would be willing to transfer the Buyer’s or Company’s or their relevant Affiliates’ rights to such Next Generation FAAH Product to the Seller.
10.5 Following the Closing Date, the Buyer will procure that the bonus payments detailed in Schedule 11 are paid to the relevant Employees in accordance with their terms and subject to applicable deductions or withholdings on account of Tax, and that the amount of such Tax deducted or withheld, and any other amounts of Tax arising in relation to those bonuses, are paid and remitted to the relevant Tax Authority. The Seller agrees that it will bear the economic cost of an amount equal to 75% of the aggregate bonus payments detailed in

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Schedule 11 plus all employer-related Tax arising on such payments, which shall be taken into account in the Closing Accounts.
11. WARRANTIES AND INDEMNITIES
11.1 The Seller warrants to the Buyer that, save as Disclosed, as at the date of this Agreement each of the Warranties is true, accurate and not misleading and as at the Closing Date, each of the Fundamental Warranties is true, accurate and not misleading.
11.2 A matter shall be regarded as “Disclosed” for the purposes of this Agreement only to the extent that information about that matter is contained in the Disclosure Letter or the Disclosure Documents in sufficient detail to identify the nature and scope of that matter.
11.3 Each of the Warranties is separate and is to be construed independently of, and without reference to qualifications contained in, the other Warranties and any other provisions of this Agreement.
11.4 The only Warranties given by the Seller in relation to Tax are the Tax Warranties, Warranties 3.1 and 6 of Part 3 (Accounts, Financial, Banking and Current Trading) and the Warranties set forth in Parts 8 (Employment) and 9 (Pensions) of Schedule  4, and none of the other Warranties shall be, or shall be deemed to be, whether directly or indirectly, a Warranty in relation to Tax.
11.5 The Seller unconditionally and irrevocably waives any rights it may have (in each case whether founded in negligence or otherwise) against the Company, or any director, employee, officer or agent of the Company, on whom the Seller has or may have relied in connection with preparing the Disclosure Letter or agreeing to any terms of this Agreement or any document to be entered into pursuant to it. Nothing in this clause 11.4 shall apply to restrict the ability of the Seller to make any claim against any person for fraud.
11.6 Schedule 6 (in the case of a Warranty Claim, Indemnity Claim and, where specified, a Tax Claim) shall apply to limit or exclude, in accordance with their respective terms, any liability which the Seller might otherwise have in respect of any Warranty Claim, Indemnity Claim or any Tax Claim.
11.7 The Seller shall pay to the Buyer on demand the amount of all Losses incurred by the Buyer, any member of the Buyer’s Group and the Company arising directly or indirectly from or in connection with:
a.the Restructuring (including, without limitation, any failure to comply with any of the Pre-Closing Steps and/ or Post-Closing Steps and any failure to eliminate any financial indebtedness owed by or to the Company by any member of the Seller’s Group);
b.the transfer of the 3 shares in the capital of the Company held by BB Pharmaceuticals Limited to the Seller on 8 October 2020;
c.the US Operations; and

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d.any liability existing under (i) the Ongoing Research Collaboration Agreements; and/or (ii) the Intra-group Services Agreement dated 9 October between the Company and Icagen, LLC, as at the Closing Date where the fact, matter, event or circumstance giving rise to such liability relates to the period prior to the Closing Date, provided that any amounts due to the Company under the agreement in (ii) for the period prior to the Closing Date that is received by the Company or another member of the Buyer’s Group after Closing shall promptly be returned to the Seller in accordance with clause 14, including the amount of all Losses arising from or in connection with the settlement of any claim or the enforcement of any settlement or judgment given in any of the matters referred to in paragraphs (a) to (d) above or in relation to the enforcement of this clause 11.7, provided that no Losses that are taken into account in the calculation of the Closing Accounts shall be payable by the Seller pursuant to clause 11.7(a). The limitations set out in paragraphs 1.5(A) 1.5(C), 1.5(D) (only to the extent relating to a failure or omission on the part of the Company or the Buyer after Closing to make a joint election pursuant to paragraph 9.1 of part 3 of Schedule 5), 1.5(F), 1.5(I) and 1.5(J) of Part 3 of Schedule 5 shall apply to limit the liability of the Seller under clause 11.7(a) for any Losses which comprise Tax Liabilities. Paragraph 3 of Part 3 of Schedule 5 shall apply to any claims under clause 11.7(a) for any Losses which comprise Tax Liabilities.
12.    TAXATION
12.1 The provisions of Schedule 5 shall apply with effect from the Closing Date save that the provisions in part 1 of Schedule 5 (Tax definitions and interpretation) and part 2 of Schedule 5 (Tax warranties) shall apply from the date of this Agreement.
12.2 The Disclosure Letter shall not qualify the Tax Covenant or otherwise limit the liability of the Seller in respect of any claim brought by the Buyer under the Tax Covenant.
13.    PROTECTION OF THE INTERESTS OF THE BUYER
13.1 The Seller acknowledges that the Buyer is buying the Sale Shares in accordance with the terms of this Agreement and that the Buyer is therefore entitled to protect the goodwill of the Company. Accordingly, the Seller agrees with the Buyer that it shall not, directly or indirectly, alone or jointly with any other person, and whether as a shareholder, partner, director, principal, consultant or agent or in any other capacity:
a.for a period of 12 months starting on the Closing Date, carry on or be engaged, interested or concerned in or lend money to any business within China, the United Kingdom, or the wider Europe, Middle East and Africa region which is in competition with the Business as carried on by the Company at any time during the 12 months immediately prior to Closing;
b.for a period of 12 months starting on the Closing Date, and to the detriment of the Business carried on at Closing, induce or endeavour to induce any Supplier to cease to supply, or to restrict or adversely to vary the terms of supply to, the Business; and
c.for a period of 12 months starting on the Closing Date, and to the detriment of the Business, induce, or endeavour to induce, any Senior Manager to leave his or her

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position, whether or not that person would commit a breach of his contract by so leaving.
13.2 Nothing in clause 13.1 shall prohibit:
a.the Seller from holding any interest in any securities listed or dealt in on any securities exchange or market if the Seller and any member of the Seller’s Group are together interested in securities which amount to less than 3 per cent of the issued securities of that class and which in all circumstances carry less than 3 per cent of the voting rights (if any) attaching to the issued securities of that class, and if neither the Seller nor any member of the Seller’s Group is involved in the management of the business of the issuer of the securities or any subsidiary undertaking of that issuer except by virtue of the exercise of any voting rights attaching to the securities;
b.the Seller or any member of the Seller’s Group being engaged in the business carried on by Icagen Inc. as at the date of this Agreement;
c.the Seller or any member of the Seller’s Group acquiring an undertaking which operates a business that directly competes with the Business of the Company, provided such business is an ancillary aspect of the target undertaking’s business (meaning that is represents less than twenty percent of the value of the target undertaking’s business being acquired by the Seller’s Group) or provided the Seller or the relevant member of the Seller’s Group disposes of or ceases to operate such competing area of the target undertaking’s business within twelve months of acquiring such target undertaking; or
d.the placing of a public advertisement for any post if the advertisement is not specifically targeted at any Senior Manager, nor shall it prohibit the employment of any Senior Manager who applies for a post so advertised.
13.3 Subject to clause 13.4, the Seller shall not for a period of five (5) years following the Closing Date, present itself as in any way connected with the Company or interested in any of the Sale Shares, other than in relation to references to being the former shareholder of the Company.
13.4 Notwithstanding clause 13.3, the Buyer hereby grants to Seller and its Affiliates (and shall procure that Company and its relevant Affiliates grant the same), effective as of the Closing Date, a non-exclusive, worldwide and royalty free license to use, including any corporate or business names, the “VERNALIS” name and marks for a period of up to six (6) months after the Closing Date in connection with its retained business, including on product labelling and promotional materials and in corporate names and domain names in a manner consistent with the use of the “VERNALIS” name and marks by the Seller and its Affiliates prior to the Closing Date to facilitate the transition by Seller and its Affiliates to new names and marks. Seller shall use commercially reasonable endeavours to change or remove external or internal signage using any of the “VERNALIS” name and marks, remove the “VERNALIS” name and marks from any corporate or business names, transition any websites to domain names not including the “VERNALIS” name and marks and relabel, sell, destroy or otherwise dispose of any materials or inventory bearing any the “VERNALIS” name and marks within six (6) months following the Closing Date. Following the expiry of such six (6) month period, Seller

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and its Affiliates shall retain the right to use the “VERNALIS” name and marks solely for record keeping or administrative purposes or as or as may be otherwise required by applicable law or regulation, including the retention and use of historical or archived documents (including customer contracts and promotional materials) containing or referencing the “VERNALIS” name and marks, as applicable (and not for any marketing or promotional purposes).
13.5 The Seller shall ensure that no member of the Seller’s Group as at the date of this Agreement takes or omits to take any action which, if taken or omitted by the Seller, would constitute a breach of clause 13.1 or 13.3.
13.6 Since the Seller has confidential information relating to the Company and a detailed awareness of the Company’s customer and Supplier connections, and since the Purchase Price has been calculated on the basis that the Seller would assume the obligations set out in this clause 13.1, the parties acknowledge that each of those obligations is reasonable as to subject matter, area and duration and is necessary to protect the Buyer’s legitimate interest in the goodwill of the Company.
13.7 Without prejudice to any other remedy which may be available to the Buyer, the parties agree that the Buyer shall be entitled to seek injunctive or other equitable relief in relation to any breach of clauses 13.1, 13.3 and 13.5, it being acknowledged that an award of damages might not be an adequate remedy if there is such a breach.
13.8 The Seller and the Buyer each acknowledge that it has entered into this Agreement on an arm’s length basis and that it has taken independent legal advice in so doing.
14.    PAYMENTS
14.1 Excluding any payments to be made pursuant to clause 9 which shall be made direct to the Seller, payments to be made to the Seller under this Agreement shall be made in US dollars by electronic transfer of immediately available funds to the Seller’s Account or to any other single account of which the Seller gives the Buyer at least three prior Business Days’ written notice from time to time.
14.2 Payments to be made to the Buyer under this Agreement shall be made in US dollars by electronic transfer of immediately available funds to the account nominated by the Buyer by written notice to the Seller from time to time.
14.3 Payment of any sum in accordance with clause 14.1 or clause 14.2 will discharge the obligations of the paying party to pay the sum in question and the paying party shall not be concerned to see the application of the monies so paid.
14.4 All payments to be made by the Parties under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by Law.
14.5 If any deduction or withholding is required by Law to be made from any sum due to be paid by the Seller or the Seller Guarantor to the Buyer under this Agreement, the Seller (or the Seller Guarantor, as the case may be) shall be obliged to pay such increased sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as

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it would have been entitled to receive in the absence of such requirement to make a deduction or withholding.
14.6 If any deduction or withholding is required by Law to be made from any sum due to be paid by the Buyer (or the Buyer Guarantor) to the Seller pursuant to a claim for breach of any of the Buyer Warranties, or a claim under paragraph 8 of part 3 of Schedule 5, the Buyer (or the Buyer Guarantor, as the case may be) shall be obliged to pay such increased sum as will, after the deduction or withholding has been made, leave the Seller with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding.
14.7 If any sum to which this clause 14.7 applies which is paid or payable to a Party (the “Recipient”) by any other Party (the “Payer”) under this Agreement (the “original sum”) is or will be chargeable to Tax in the Recipient’s hands, the Payer shall be obliged to pay on demand such additional sum to the Recipient as will ensure that, after payment of the Tax, the Recipient is left with an amount equal to the original sum, and for these purposes a sum shall be regarded as chargeable to Tax in the hands of the Recipient in circumstances where it would have been chargeable to Tax but for some Relief available to the Recipient. This clause 14.7 shall apply to (and only to) any sum paid or payable to the Buyer under this Agreement, and to any sum paid or payable to the Seller under this Agreement pursuant to a claim for breach of any of the Buyer Warranties, or a claim under paragraph 8 of part 3 of Schedule 5.
15.    FURTHER ASSURANCE AND ACCESS
15.1 Each Party shall, for a period of twelve (12) months from the Closing Date, execute all such documents and do or cause to be done all such other things as the other Party may from time to time reasonably require at the cost of such other Party in order to give full effect to this Agreement, save that any actions required to complete the Restructuring (including any Pre-Closing Steps and/ or Post-Closing Steps) shall be at the cost of the Seller.
15.2 The Seller shall ensure that all books, records and other information relating to the Company or its business which are owned by the Seller or any other member of the Seller’s Group are retained for a period of seven (7) years starting on the Closing Date, and that during that period, the Buyer is promptly provided upon request with access to those books, records and information during normal working hours and on reasonable prior notice and is permitted at the Buyer’s reasonable expense to make copies of them.
15.3 The Buyer shall ensure that all books, records and other information relating to the Company or its business including, for the avoidance of doubt, the Excluded Assets and Excluded Liabilities which are owned by the Buyer or any other member of the Buyer’s Group as at the Closing Date are retained for a period of seven (7) years starting on the Closing Date, and that during that period, the Seller is promptly provided upon request with access to those books, records and information during normal working hours and on reasonable prior notice and is permitted at the Seller’s reasonable expense to make copies of them.

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16.    BUYER WARRANTIES
16.1 The Buyer has all necessary power and authority to enter into and perform its obligations under this Agreement and all agreements and documents to be executed or signed by it or on its behalf pursuant to this Agreement.
16.2 This Agreement, and all agreements and documents to be executed or signed by or on behalf of the Buyer pursuant to this Agreement, constitute, or will when executed or signed constitute, binding and enforceable obligations on the Buyer in accordance with their respective terms.
16.3 The entering into and performance by the Buyer of its obligations under this Agreement and all agreements and documents to be executed or signed by it or on its behalf pursuant to this Agreement:
a.will not result in a breach of, or constitute a default under, any agreement or instrument under which the Buyer is bound;
b.will not result in a breach of the articles of association or equivalent constitutional document of the Buyer;
c.will not result in a breach of, or default under, any order or judgment of any court or governmental, administrative or regulatory body under which the Buyer is bound; and
d.will not require the consent of any third party.
16.4 No Insolvency Proceedings in relation to the Buyer or any part of its assets or undertaking have commenced or are pending or threatened and, so far as the Buyer is aware, there are no circumstances existing which entitle, or may entitle, any person to commence any such Insolvency Proceedings.
16.5 The Buyer is not unable to pay its debts, whether within the meaning of the Insolvency Act 1986 or any other insolvency Laws applicable to the Buyer, and the Buyer has not stopped payment of its debts as they fall due.
17.    GUARANTEE AND INDEMNITY
17.1 In consideration of the Buyer entering into this Agreement, the Seller Guarantor guarantees to the Buyer the due and punctual performance, observance and discharge by the Seller of all the Seller Guaranteed Obligations if and when they become performable or due under this Agreement. In consideration of the Seller entering into this Agreement, the Buyer Guarantor guarantees to the Seller the due and punctual performance, observance and discharge by the Buyer of all the Buyer Guaranteed Obligations if and when they become performable or due under this Agreement.
17.2 If the Seller defaults in the payment when due of any amount that is a Seller Guaranteed Obligation the Seller Guarantor shall, immediately on demand by the Buyer, pay that amount to the Buyer in the manner prescribed by this Agreement as if it were the Seller. If the Buyer defaults in the payment when due of any amount that is a Buyer Guaranteed Obligation the

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Buyer Guarantor shall, immediately on demand by the Seller, pay that amount to the Seller in the manner prescribed by this Agreement as if it were the Buyer.
17.3 The Seller Guarantor as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under clause 17.1 and clause 17.2, agrees to indemnify and keep indemnified the Buyer in full and on demand from and against all and any Losses by the Buyer arising out of, or in connection with, the Seller Guaranteed Obligations not being recoverable for any reason, or the Seller’s failure to perform or discharge any of the Seller Guaranteed Obligations.
17.4 The Buyer Guarantor as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under clause 17.1 and clause 17.2, agrees to indemnify and keep indemnified the Seller in full and on demand from and against all and any Losses by the Seller arising out of, or in connection with, the Buyer Guaranteed Obligations not being recoverable for any reason, or the Buyer’s failure to perform or discharge any of the Buyer Guaranteed Obligations.
17.5 The guarantees in this clause 17 are and shall at all times each be a continuing security and shall cover the ultimate balance of all monies payable by the Seller to the Buyer in respect of the Seller Guaranteed Obligations and the Buyer to the Seller in respect of the Buyer Guaranteed Obligations, irrespective of any intermediate payment or discharge in full or in part of the Seller Guaranteed Obligations or the Buyer Guaranteed Obligations.
17.6 The liability of the Seller Guarantor and the Buyer Guarantor under the guarantee in this clause 17 shall not be reduced, discharged or otherwise adversely affected by:
a.any act, omission, matter or thing which would have discharged or affected the liability of the Seller Guarantor or the Buyer Guarantor had it been a principal obligor instead of a guarantor or indemnifier; or
b.anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge the Seller Guarantor or the Buyer Guarantor or otherwise reduce or extinguish either of their liability under the guarantee in this clause 17.
17.7 The Seller Guarantor waives any right it may have to require the Buyer (or any trustee or agent on its behalf) and the Buyer Guarantor waives any right it may have to require the Seller (or any trustee or agent on its behalf) to proceed against or enforce any other right or claim for payment against any person before claiming from the Seller Guarantor (in the case of the Buyer) or the Buyer Guarantor (in the case of the Seller) under this clause 17.
17.8 The Seller Guarantor shall, on a full indemnity basis, pay to the Buyer on demand the amount of all costs and expenses (including legal and out-of-pocket expenses and any amounts in respect of VAT which the Buyer, or a member of its VAT Group, is not able to recover by way of input credit, repayment or refund) incurred by the Buyer and the Buyer Guarantor shall on a full indemnity basis, pay to the Seller on demand the amount of all costs and expenses (including legal and out-of-pocket expenses and any amounts in respect of VAT which the Seller, or a member of its VAT Group, is not able to recover by way of input credit, repayment or refund) incurred by the Seller in each case in connection with:

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a.the preservation, or exercise and enforcement, of any rights under or in connection with the guarantee in this clause 17 or any attempt so to do; and
b.any discharge or release of this guarantee.
17.9 Until all amounts which may be or become payable by the Seller under or in connection with this Agreement have been irrevocably paid in full, and unless the Buyer otherwise directs in writing, the Seller Guarantor shall not exercise any security or other rights it may have by reason of performing its obligations under this clause 17, whether such rights arise by way of set-off, counterclaim, subrogation, indemnity or otherwise.
17.10 Until all amounts which may be or become payable by the Buyer under or in connection with this Agreement have been irrevocably paid in full, and unless the Seller otherwise directs in writing, the Buyer Guarantor shall not exercise any security or other rights it may have by reason of performing its obligations under this clause 17, whether such rights arise by way of set-off, counterclaim, subrogation, indemnity or otherwise.
17.11 The guarantee in this clause 17 shall be in addition to and independent of all other security which the Buyer may hold from time to time in respect of the discharge and performance of the Seller Guaranteed Obligations or the Seller may hold from time to time in respect of the discharge and performance of the Buyer Guaranteed Obligations.
18.    ASSIGNMENT
18.1 This Agreement shall be binding on and enure for the benefit of the successors and permitted assignees of the Parties.
18.2 Except as provided in clause 18.3, no Party may assign or otherwise dispose of any rights under this Agreement, at law or in equity, including by way of declaration of trust. Any purported assignment in breach of this clause shall be void and confer no rights on the purported assignee.
18.3 The Buyer may assign all or any of its rights under this Agreement to any buyer of any of the Sale Shares or any material assets of the Company after Closing, its bankers by way of security and to any member of the Buyer’s Group, provided that any such member of the Buyer’s Group shall cease to be entitled to exercise those rights, and shall reassign those rights to the Buyer, on ceasing to be a member of the Buyer’s Group, and provided also that the liability of the Seller (including to pay Taxes or to make any increased payment pursuant to clauses 14.5 and 14.7) following such assignment shall not be greater than its liability if that assignment had not occurred. If there is any such assignment, references to the Buyer (other than in this clause) shall be construed as references to the holder, at any relevant time, of the Buyer’s rights under this Agreement.
19.    ANNOUNCEMENTS AND CONFIDENTIALITY
19.1 No Party may make or permit any other person to make any press release or other public announcement about this Agreement or the transactions contemplated by it.

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19.2 Clause 19.1 shall not apply to:
a.the press release in the Agreed Form to be issued by the Buyer and/or the Seller; or
b.any other public announcement of the acquisition of the Sale Shares made by either Party, including any announcement by the Buyer to the customers or Suppliers of (a) the Company or (b) any other member of the Buyer’s Group, which contains no material information relating to this Agreement and the transactions contemplated by it that is not in that press release; and
c.any announcement required as a matter of Law or the rules of any applicable stock exchange.
19.3 Subject to clauses 19.4 and 19.6, each party shall treat the following information as confidential and shall not disclose or use it:
a.details of the provisions of this Agreement and any agreement, document or arrangement entered into in connection with this Agreement;
b.information relating to the negotiations leading to the execution of this Agreement and any agreement, document or arrangement entered into in connection with this Agreement; and
c.(to the extent obtained as a result of or in connection with entering into, or fulfilling obligations under, this Agreement) information relating to the other party or any member of the other party’s Group.
19.4 Each Party may disclose or use information otherwise required by clause 9.10 or clause 19.3 to be treated as confidential:
a.if and to the extent included in the press release in the Agreed Form referred to in clause 19.2(a);
b.if disclosed to or used by that party’s insurers, professional advisers, auditors or bankers (at any relevant time); any other member of that party’s Group; or the insurers, professional advisers, auditors or bankers (at any relevant time) of any other member of that party’s Group;
c.if and to the extent required for the purpose of any Proceedings arising out of this Agreement or any other agreement, document or arrangement entered into in connection with this Agreement;
d.if and to the extent the information is or comes into the public domain through no fault of that party;
e.to any Tax Authority in connection with the Tax affairs or any disclosure obligation of the disclosing party, or any other member of that party’s Group; or

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f.if disclosed to or used by any permitted assignee, or any prospective buyer of any of the Sale Shares or any material assets of the Company, or any prospective investor in the Buyer’s Group, after Closing.
19.5 Each Party shall ensure that any person to whom confidential information is disclosed pursuant to clause 19.4(b) or 19.4(f) is made aware of the obligations of confidentiality contained in this clause and complies with clause 9.10 and clause 19.3 as if binding on it directly.
19.6 Each Party may disclose or use information otherwise required by clause 9.10 or clause 19.3 to be treated as confidential, or may make, or permit any person to make, any press release or other public announcement:
a.if and to the extent required by applicable Law or regulation in any relevant jurisdiction; and
b.if and to the extent required or requested by any court, competent regulatory or governmental body, Tax Authority or securities exchange in any relevant jurisdiction, whether or not the requirement or request has the force of law, and, provided that the party using such information or making or permitting such disclosure, press release or announcement shall take all such steps as are reasonably practicable in the circumstances and permitted by Law, to notify and consult with the other party before the relevant disclosure, release or announcement is made, and shall take into account its reasonable comments.
20.    COSTS
Each party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it. For the avoidance of doubt, the Buyer shall pay any stamp, registration or other similar transfer taxes arising in connection with the execution of this document or the acquisition of the Sale Shares.
21.    NOTICES
21.1 Any notice, consent or other communication given under this Agreement shall be in writing and in English and signed by or on behalf of the party giving it, and shall be delivered by hand or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) in accordance with the details set out below (and, for the avoidance of doubt, may not be given by email):
to the Buyer:
For the attention of: Jin Li, CEO
at
HitGen Inc.
Building 6,

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No. 8 Huigu 1st East Road
Tianfu International Bio-Town
Shuangliu District
610200 CHENGDU, SICHUAN
China
with a copy (which shall not constitute notice) to Nicola Maguire of the Buyer’s Solicitors (ref: HitGen Inc) via email to nmaguire@cooley.com; and
to the Seller:
For the attention of: Charles Berkman, Senior Vice President, General Counsel & Secretary
at
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, CA 92121
with a copy (which shall not constitute notice) to Robbie McLaren of the Seller’s Solicitors (ref: Project Vineyard) via email to Robbie.McLaren@lw.com.
21.2 The parties may from time to time notify each other of any other person or address for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.
21.3 Any notice, consent or other communication given in accordance with clause 21.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.
21.4 The provisions of this clause 21 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.
22.    THIRD PARTY RIGHTS
22.1 The Company and the directors, employees, officers and agents of the Company may rely upon and enforce the terms of clause 11.5 and any person to whom the Buyer may assign rights pursuant to clause 18.3 may rely upon and enforce those rights. Any Independent Accountant appointed in accordance with Schedule 8 may rely upon and enforce the terms of Schedule 8.
22.2 The terms and rights referred to in clause 22.1 may be enforced by the third parties referred to in that clause only with the prior written consent of the Buyer.
22.3 Notwithstanding any other provision of this Agreement, the Seller and the Buyer may by agreement in writing remove or vary any of the provisions of this Agreement without the

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consent of any third party, and accordingly section 2(1) Contracts (Rights of Third Parties) Act 1999 shall not apply.
22.4 No third party may enforce any term of this Agreement unless it has first (and as a pre-condition of commencing any legal proceedings in relation to such enforcement) confirmed in writing to each of the parties to this Agreement that in doing so, it agrees to be bound by the terms of clause 30.
22.5 Except as otherwise stated in this Agreement, a person who is not a party to this Agreement shall have no right pursuant to the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement. This clause shall not affect any right or remedy of a third party which exists or is available apart from that Act.
23.    WAIVER
No delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by Law shall be deemed to be, or be construed as, a waiver of that or any other right, power, privilege, claim or remedy, or operate so as to bar the enforcement, exercise or pursuance of that or any other right, power, privilege, claim or remedy, in any other instance at any other time.
24.    SEVERANCE
24.1    If any provision of this Agreement is found by any court or administrative or regulatory body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.
24.2    If any provision of this Agreement is so found to be invalid or unenforceable, but would be valid or enforceable if some part of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletions, restrictions or limitations as may be necessary to make it valid.
25.    CUMULATIVE RIGHTS
The rights and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by Law.
26.    NO MERGER
The provisions of this Agreement shall remain in full force and effect notwithstanding Closing.
27.    NO PARTNERSHIP
Nothing in this Agreement gives rise to a partnership between any of the Parties or constitutes one Party the agent of another.
28.    COUNTERPARTS
This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall

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constitute one and the same instrument. This Agreement shall not be effective until each of the parties has executed at least one counterpart.
29.    ENTIRE AGREEMENT AND FRAUD
29.1    This Agreement and the documents referred to in it together constitute the entire agreement and understanding of the parties relating to the transactions contemplated by this Agreement and those documents, and supersede any previous agreement between any of the parties relating to the subject matter of this Agreement and those documents, which shall cease to have any further effect.
29.2    Nothing in this Agreement shall limit or exclude the liability of any party for the fraud of that party or any of its directors, employees, officers, agents or advisers.
30.    APPLICABLE LAW AND JURISDICTION
30.1    The validity, construction and performance of this Agreement and any claim, dispute or matter (whether contractual or non-contractual) arising under or in connection with this Agreement or its enforceability shall be governed by and construed in accordance with the Laws of England.
30.2    Subject to Clause 30.3, each party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement (including non-contractual disputes or claims) and waives any objection to proceedings being brought in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.
30.3    In respect of any dispute stated to be resolved via baseball arbitration, such dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three (3) arbitrators appointed in accordance with said Rules in accordance with the following:
a.The language of the arbitration shall be English.
b.The place of arbitration shall be London, United Kingdom.
c.The arbitrators shall award to the prevailing party, if any, as determined by the arbitrator(s), its reasonable attorneys’ fees and costs.
d.Judgment on an award may be entered in any court having jurisdiction thereof.
e.The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

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f.Within fifteen (15) Business Days after the appointment of the arbitrators, each Party will provide the arbitrators with a proposal and written memorandum in support of its position regarding the Dispute, as well as any documentary evidence it wishes to provide in support thereof (not to exceed thirty (30) pages) (each a “Proposal”) and the arbitrators will provide each Party’s Proposal to the other Party after it receives it from both Parties.
g.Within ten (10) Business Days after a Party submits its Proposal, the other Party will have the right to submit a rebuttal memorandum (not to exceed fifteen (15) pages), if any, to the arbitrators and the other Party. If requested by the arbitrators, the Parties will make oral submissions to the arbitrators based on such Party’s Proposal.
h.Within fifteen (15) Business Days after the receipt by the arbitrators of both Parties’ written submissions (or expiration of the fifteen (15) Business Day period if any Party fails to submit a response), the arbitrators will issue a final award in writing, stating their reasoning, provided that the arbitrators will select one of the Parties’ Proposals. The decision of the arbitrators will be the sole, exclusive, binding and non-appealable remedy between them regarding the dispute referred to baseball arbitration.
30.4    Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.
THIS AGREEMENT has been executed by or on behalf of the parties on the date at the top of page 1.

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Schedule 1.
Part 1.

Details of the Company
Vernalis (R&D) Limited
Date and place of incorporation:         4 February 1986, England
Registered number:                 01985479
Registered office:     Granta Park, Great Abington, Cambridge, England, CB21 6GB
Issued share capital:                 8,881,070 ordinary shares
Directors:     Charles Berkman, Matthew Foehr and Matthew Korenberg
Secretary:                    Charles Berkman
Shareholders (and shareholding):     8,881,070 ordinary shares held by Vernalis Limited
Auditors:                     Grant Thornton UK LLP
Accounting reference date:             31/12
Charges:     None

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EXECUTION VERSION
Schedule 2
Seller’s covenants between signing and Closing

1.Materially depart from the ordinary course of its day-to-day business.
2.Allot, issue, redeem or repurchase any shares in the capital of the Company or grant any option to subscribe for the same.
3.Purchase or otherwise acquire any shares or securities (or any option to acquire any shares or securities) in any other company, or purchase or otherwise acquire any ownership interest (or any option to acquire any ownership interest) in any other undertaking.
4.Grant, issue or redeem any mortgage, charge, debenture or other security, other than in the ordinary course of business.
5.Give any Assurance or enter into any security agreement or similar agreement in respect of any obligation of any person other than in the ordinary course of business.
6.Employ or engage any person in a senior management role or terminate or give notice to terminate (in each case other than for breach) the appointment, employment or engagement of any Senior Manager.
7.Increase the annual remuneration by more than £20,000 or make any material amendment to the pension entitlement of any director, employee or consultant outside the ordinary course of business.
8.Enter into any material agreement which is not in the ordinary course of business, or which is not on arm’s length terms.
9.Enter into any material agreement which involves or may involve expenditure of more than £75,000 per annum per agreement or aggregate expenditure of £300,000 per annum across all agreements, or capital expenditure in excess of £75,000 in aggregate, excluding any agreement in respect of phase 1 of the building improvements project in respect of the Lease, provided such agreement is in accordance with the Phase 1 costs budget as set out in the response dated 5 October 2020 to question 5.6 of the Ligand Due Diligence Request available in the Data Room.
10.Terminate, give notice to terminate or vary the terms of any Material Agreement to which it is a party at the date of this Agreement.
11.Enter into any material transaction with the Seller or any member of the Seller’s Group.
12.Declare, make or pay any dividend or other distribution.
13.Make, commence or settle any Proceedings which would or are likely to result in a payment by or to the Company in excess of £100,000 except for debt collection in the ordinary course of business.
14.(i) Make any change to any Tax accounting principles, methods or practices except to comply with generally accepted accounting principles or as required by law; (ii) change an annual

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EXECUTION VERSION
accounting period; settle any proceedings in respect of Taxes; (iii) surrender any right to claim a refund of Taxes, enter into any Tax sharing or similar agreement or arrangement); (iv) file any Tax return or amended Tax return; (v) make, change, amend or rescind any Tax election; or (vi) enter into any contract in respect of Taxes with any Tax Authority (except as specifically provided for in this Agreement), in each case, outside the ordinary course of business or otherwise in a manner inconsistent with past practice.
15.Agree, conditionally or otherwise, to do any of the above activities.
This Schedule 2 shall not operate so as to restrict or prevent:
a.any matter reasonably undertaken by the Company in an emergency or disaster situation with the intention of minimising any adverse effect of such situation;
b.the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into the Company prior to the date of this Agreement; or
c.the completion or performance of any actions required or undertaken in connection with the transactions contemplated by this Agreement, including the Restructuring.

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EXECUTION VERSION
Schedule 3

Closing Obligations

1.The Seller shall deliver or make available to the Buyer:
1.1    a transfer in a form to be agreed between the Seller and the Buyer of the Sale Shares in favour of the Buyer, or any nominee specified by the Buyer for the purpose, duly executed by the Seller;
1.2    the share certificate(s) representing the Sale Shares or an indemnity in a form to be agreed between the Seller and the Buyer for any missing share certificates, duly executed by the Seller as a deed;
1.3    the resignation from their respective offices of each of the directors and the secretary of the Company in a form to be agreed between the Seller and the Buyer, duly executed as deeds;
1.4    a power of attorney in favour of the Buyer in a form to be agreed between the Seller and the Buyer duly executed by the Seller as a deed;
1.5    a letter of authority from the Seller to the Company in a form to be agreed between the Seller and the Buyer, that for the purposes of the company communication provisions, as defined in section 1143(1) of the Companies Act, the Company may send documents and information to the Seller in hard copy form care of Michael Li at 2nd Floor College House, 17 King Edwards Road, London HA4 7AE or by email to michael.li@hitgen.com;
1.6    a copy of the statutory books and registers and certificate of incorporation (and any certificate of incorporation on change of name) of the Company, complete and up-to-date up to (but not including) Closing in electronic form, where such books and registers are held in electronic form prior to Closing;
1.7    a copy of the minutes of a meeting of the directors of the Company, resolving that the Company should execute or sign each document to be executed or signed by or on behalf of it at Closing, authorising the execution or signing of those documents by each person signing on behalf of the Company, and taking any other action required by the Buyer as a result of Closing;
1.8    a copy of the minutes of a meeting of the directors of the Seller, resolving that the Seller should complete this Agreement, and execute or sign each other document to be executed or signed by or on behalf of it at Closing, and authorising the execution or signing of those documents by each person signing on behalf of the Seller;
1.9    a copy of an extract of the minutes of a meeting of the directors of the Guarantor, resolving that the Guarantor should complete this Agreement, and execute or sign each other document to be executed or signed by or on behalf of it at Closing, and authorising the execution or signing of those documents by each person signing on behalf of the Guarantor;

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1.10    a copy of the Research and Development Service Agreement duly executed by the Seller; and
1.11    a copy of each agreement required to effect the Restructuring in accordance with Schedule 10, duly executed by the Company and the relevant counterparty.
2.Subject to the Seller complying with paragraph 1, the Buyer shall:
2.1    deliver to the Seller’s Solicitors:
a.a certified copy of the minutes of a meeting of the directors of the Buyer, resolving that the Buyer should complete this Agreement, and execute or sign each other document to be executed or signed by or on behalf of it at Closing, and authorising the execution or signing of those documents by each person signing on behalf of the Buyer;
b.a copy of the Research and Development Service Agreement duly executed by the Buyer; and
2.2    on account of the Initial Consideration, pay the Closing Payment;
a.plus the Estimated Closing Cash;
b.minus the Estimated Closing Debt; and
c.plus the amount (if any) by which the Estimated Closing Working Capital exceeds the Target Working Capital, or (as the case may be) minus the amount (if any) by which the Estimated Closing Working Capital is less than the Target Working Capital, to the Seller in accordance with clause 14.

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EXECUTION VERSION
Part 1 – Title and Capacity
Schedule 4

Warranties

Part 1.

Title and Capacity
1.TITLE
1.1    The Seller is the legal and beneficial owner of the Sale Shares and is entitled to enjoy and exercise all of the rights of members in relation to the Company.
1.2    The Seller has not been a party to any transaction pursuant to, or as a result of, which the Sale Shares (or any of them) are, or may become, liable to be transferred or re-transferred to another person.
2.CAPACITY
2.1    The Seller has all necessary power and authority to enter into and perform its obligations under this Agreement and all agreements and documents to be executed or signed by it or on its behalf pursuant to this Agreement.
2.2    This Agreement, and all agreements and documents to be executed or signed by or on behalf of the Seller pursuant to this Agreement, constitute, or will when executed or signed constitute, binding and enforceable obligations on the Seller in accordance with their respective terms.
2.3    The entering into and performance by the Seller of its obligations under this Agreement and all agreements and documents to be executed or signed by it or on its behalf pursuant to this Agreement:
a.will not result in a breach of, or constitute a default under, any agreement or instrument under which the Seller is bound;
b.will not result in a breach of the articles of association or equivalent constitutional document of the Seller;
c.will not result in a breach of, or default under, any order or judgment of any court or governmental, administrative or regulatory body under which the Seller is bound; and
d.will not require the consent of any third party.
2.4    No Insolvency Proceedings in relation to the Seller or any part of its assets or undertaking have commenced or are pending or threatened and, so far as the Seller is aware, there are no circumstances existing which entitle, or may entitle, any person to commence any such Insolvency Proceedings.
2.5    The Seller is not unable to pay its debts, whether within the meaning of the Insolvency Act 1986 or any other insolvency Laws applicable to the Seller, and the Seller has not stopped payment of its debts as they fall due.

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EXECUTION VERSION
Part 2 – General
Part 2

General
1.SALE SHARES
1.1    The issued share capital set out in Part 1 of Schedule 1 constitutes the entire issued share capital of the Company.
1.2    No person has been granted a right or and the Seller has not received written notice in the last two (2) years that any person has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, convert any security into or otherwise acquire, any Sale Shares, debentures or other securities of the Company, including pursuant to an option or warrant.
1.3    No share in the capital of the Company has been allotted at a discount or otherwise than as fully paid.
2.INSOLVENCY
2.1    The Company is not unable to pay its debts, whether within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the Company, and the Company has not stopped payment of its debts as they fall due.
2.2    No Insolvency Proceedings in relation to the Company or any part of its assets or undertaking have commenced or are pending or threatened and, so far as the Company is aware, there are no circumstances existing which entitle, or may entitle, any person to commence any such Insolvency Proceedings.
3.CONSTITUTIONAL MATTERS
3.1    The Company has been duly incorporated or formed and is validly existing under the Laws of England.
3.2    A complete and accurate copy of the Company’s articles of association is included in the Data Room.
4.MATERIAL INFORMATION
All of the information set out in Schedule 1 is complete and accurate.
5.SUBSIDIARIES AND BRANCHES
5.1    The Company has no interest in any shares, debentures, or other securities of, or any other membership interest in, any undertaking and the Company is not under a subsisting obligation to acquire any such interest.
5.2    The Company does not have any branch or permanent establishment outside the United Kingdom.

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EXECUTION VERSION
Part 2 – General
6.SHADOW DIRECTORS
So far as the Seller is aware, no person is a shadow director (within the meaning of the Companies Act) of the Company.

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EXECUTION VERSION
Part 3 – Accounts, Financial, Banking and Current Trading
Part 3

Accounts, Financial, Banking and Current Trading

1.THE ACCOUNTS
1.1    The Accounts have been prepared in accordance with applicable Laws as at the Accounts Date.
1.2    The Accounts give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company as a whole for the financial year ended on such date.
1.3    The Accounts have been prepared applying accounting principles, policies and estimation techniques in a manner consistent with the way in which the same were applied in the preparation of the Accounts for the two accounting reference periods ending on the Accounts Date.
1.4    The Accounts were not affected by any material unusual or non-recurring items or transactions not on an arm’s length basis.
1.5    A complete and accurate copy of the Accounts is included in the Data Room.
2.MANAGEMENT ACCOUNTS
2.1    The Management Accounts:
a.have been properly prepared in a manner consistent with the way in which the same were applied in preparing the Accounts; and
b.having regard to the purpose for which they were prepared, are not misleading in any material respect as at the Management Accounts Date, and do not materially understate or overstate the profit or loss or liabilities of the Company for the periods to which they relate.
2.2    A complete and accurate copy of the Management Accounts is included in the Disclosure Documents.
3.BORROWINGS AND ENCUMBRANCES
3.1    There are no overdrafts, loans or other financial facilities currently outstanding or available to the Company (other than trade indebtedness and intragroup arrangements details of which have been included in the Data Room).
3.2    The Company has not granted, or agreed to grant, any Encumbrance over any of its assets, other than pursuant to a document, a complete and accurate copy of which is included in the Disclosure Documents.

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EXECUTION VERSION
Part 3 – Accounts, Financial, Banking and Current Trading
4.BANK ACCOUNTS
The Data Room contains accurate account details of all current, deposit and foreign currency accounts of the Company.
5.POSITION SINCE THE ACCOUNTS DATE
Since the Accounts Date:
5.1    except in respect of the Restructuring, the Company has carried on its Business in the ordinary course and as a going concern;
5.2    there has been no material adverse change in the financial position, operations or, so far as the Seller is aware, the prospects of the Company;
5.3    the Company has not disposed of or acquired, or agreed to dispose of or acquire, and is not negotiating to dispose of or acquire any interest in: (a) the business of, or all or substantially all of the assets of, any undertaking; or (b) any shares, debentures or other securities or rights to share in the capital or profits of any undertaking;
5.4    the Company has not written off or released, or agreed to write off or release, any debt owing to it other than to extinguish intra-group balances with members of the Seller’s Group, all of which have been extinguished in accordance with applicable Law;
5.5    the Company has not, or would not be deemed to have, declared, made or paid any dividend or other distribution nor has it agreed, nor would it be deemed to have agreed, to do so; and
5.6    the Company has not incurred, or agreed to incur, any liability (whether actual or contingent) in excess of £100,000 other than in the ordinary course of its Business.
6.GOVERNMENT GRANTS
The Company does not have any application outstanding for any grant, investment, subsidy or financial assistance from any Governmental Authority.

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EXECUTION VERSION
Part 4 – Compliance and Litigation
Part 4
Compliance and Litigation

1.COMPLIANCE WITH LAWS AND DISPUTES
1.1    The Company has at all times conducted its Business in all material respects in accordance with applicable Laws and so far as the Seller is aware, in the last two (2) years all officers, agents, employees and contractors acting or performing services for or on behalf of the Company have in all material respects carried out their duties to the Company in accordance with applicable Laws.
1.2    All necessary registrations, licences and authorisations have been obtained by the Company to enable it to carry on its Business in all jurisdictions in which it now carries on Business and the Company has in the last three (3) years (and, so far as the Company is aware, has at all times) held all such necessary registrations, licences and authorisations necessary to enable it to carry on its Business in all jurisdictions in which it then carried on Business. So far as the Seller is aware: (i) all such registrations, licences and authorisations are valid and subsisting in all material respects; and (ii) the Company has not materially breached, and there are no circumstances likely to give rise to a material breach, of any such registrations, licences and authorisations; and (iii) in the last three (3) years the Company has not taken any action nor omitted to take any action reasonably likely to give rise to any such registration, licence, authorisation or consent being revoked, terminated or suspended.
1.3    The Company is not engaged in any conduct which could constitute an offence under the Bribery Act 2010 (whether as a result of its own acts or omissions or of the acts or omissions of its directors or persons for whom it is vicariously liable).
1.4    The Company has in place adequate procedures designed to prevent any officer, agent or employee of the Company, or any other person who performs services for or on behalf of the Company, from undertaking any conduct which could result in the Company committing an offence under section 7 Bribery Act 2010.
1.5    The Company is not:
a.engaged in any Proceedings (except for debt collection in the normal course of business); or
b.the subject of any Investigation by any Authority,
and so far as the Seller is aware, there are no circumstances existing which are likely to give rise to any such investigation, inquiry or enforcement proceedings or Proceedings.
1.6    So far as the Seller is aware, no officer, agent or employee or contractor who performs services for or on behalf of the Company:
a.is engaged in or subject to any Proceedings or Investigation; or
b.has done or omitted to do any act or thing in contravention of any law or regulation,

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EXECUTION VERSION
Part 4 – Compliance and Litigation
in each case which would be likely to have a material adverse effect on the reputation or goodwill of the Company. So far as the Seller is aware, no such Proceedings or Investigations are pending or threatened against any such person and there are no circumstances existing which are likely to give rise to any such Proceedings or Investigations.
1.7    The Company is not affected by any existing or pending judgments or rulings and has not given any undertakings arising from legal proceedings to an Authority or other third party in the twelve (12) month period immediately preceding the date of this Agreement.
1.8    The Company is not, nor has it been in the past two (2) years, in receipt of any government funding and is not and has not been the subject over the past two (2) years of any actual, pending or threatened in writing investigation, complaint, action or decision in relation to the receipt or alleged receipt by it of government funding.
1.9    The Company has not, within the past three (3) years, received:
a.a written complaint from any data subject in relation to the Processing of Personal Data by it; or
b.any written notice from any Authority that it is acting or has acted in breach of or is otherwise being investigated or is the subject of enforcement action in respect of the GDPR or any applicable data protection Laws.
2.BOOKS, RECORDS AND RETURNS
2.1    The statutory books and records required to be kept by the Company under applicable Laws:
a.are in the possession and ownership or under the control of the Company; and
b.contain a materially accurate record of the matters required by Laws to appear in them.
2.2    No written claim has been received by the Company in the last three (3) years that any of the statutory books and records referred to in paragraph 2.1 is incorrect or should be rectified.
2.3    All returns, particulars, resolutions and other documents required by applicable Law to be given or delivered by the Company to the registrar of companies or any other Authority in the last three (3) years have been so given or delivered in accordance with such Laws.
3.DATA PROTECTION
3.1    The Company complies in all material respects with the applicable requirements of the Data Protection Legislation.
3.2    In the last two (2) years, so far as the Seller is aware, there has been no loss, damage, or unauthorised access by or disclosure to any third party of any Personal Data in respect of which the Company is a data controller (as defined in the GDPR).
3.3    In the last two (2) years, the Company has not received any written claim, notice, letter, complaint or notification of a request for assessment from any Supervisory Authority or any

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EXECUTION VERSION
Part 4 – Compliance and Litigation
data subject to whom the Personal Data relates alleging breach by the Company of any Data Protection Legislation.
4.DEFECTIVE PRODUCTS AND SERVICES
In the last two (2) years, the Company has not manufactured, sold or supplied any products or services which did not comply upon delivery with any warranty or representation expressly made by the Company. The Company has not, in the last two (2) years, received any notice of which the Company has a written record alleging that any products or services supplied by it did not comply upon delivery with any warranty or representation expressly made by the Company.
5.REGULATORY COMPLIANCE
5.1    In the last three (3) years, the Company has not sponsored any clinical trial for any medicinal product and no such clinical trial is ongoing as at the date of this Agreement.
5.2    In the last three (3) years, the Company has not received any written notices from any Supervisory Authority related to the Business.
5.3    Neither the Company nor, so far as the Seller is aware, any other person acting on the authorisation of the Company is marketing, distributing, selling or otherwise commercializing any products.

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EXECUTION VERSION
Part 5 – Contracts
Part 5
Contracts

1.DEFINITIONS
In this Part 5:
1.1    “Material Agreement”: means the: (i) Ongoing Research Collaboration Contracts, and (ii) any other agreement to which the Company is a party which is otherwise material to the business; and
1.2    “agreement” includes any written agreement, instrument or commitment.
2.CONTRACTS
2.1    Subject to redactions required to comply with the confidentiality provisions thereof, complete copies, in all material respects, of each Material Agreement are in the Data Room.
2.2    Except for any agreements and any offers or tenders which may become binding on acceptance by the recipient of such offer or tender, of which complete copies are included in the Disclosure Documents, the Company does not have any rights under and is not bound by any agreement:
a.which is not in the ordinary course of business or which is not on arm’s length terms;
b.under which an aggregate amount of more than £100,000 is, or is likely to become, payable by the Company;
c.which involves partnership, consortium, joint venture or other arrangements for sharing income, profits, losses or expenses;
d.pursuant to which the Company has acquired or disposed of any business and remains subject to any actual or contingent liability.
2.3    Except as otherwise disclosed in the Disclosure Documents, so far as the Seller is aware: (a) each Material Agreement is binding on the Company in accordance with its terms and (b) no Material Agreement is voidable.
2.4    The Company is not in material default under any Material Agreement and, so far as the Company is aware, no other party to such an agreement is in material default. In the two (2) year period immediately preceding the date of this Agreement, the Company has not received any written notice alleging any such material default and, so far as the Seller is aware, there are no circumstances existing which are likely to give rise to any such default.
2.5    In the twelve (12) month period immediately preceding the date of this Agreement, the Company has not given or received written notice to terminate or vary any Material Agreement and, so far as the Seller is aware, there are no circumstances existing which are likely to lead to any such notice being given or received.

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EXECUTION VERSION
Part 5 – Contracts
2.6    So far as the Seller is aware, no material partner or customer is likely to cease to deal with the Company or deal with the Company on a smaller scale as a result of the proposed acquisition of the Sale Shares.
3.POWERS OF ATTORNEY AND AUTHORITIES
Other than as disclosed in the Data Room, the Company has not given any power of attorney, or express authority to bind or commit it to any obligation, which is subsisting.
4.GUARANTEES
4.1    No Third Party has given any Assurance or entered into any security agreement or similar agreement, which is subsisting at the date of this Agreement, in respect of any obligation of the Company, and nor has any Third Party agreed to do so.
4.2    The Company has not given any Assurance or entered into any security agreement or similar agreement, which is subsisting at the date of this Agreement, in respect of any obligation of any person, and nor has the Company agreed to do so.
5.CONTRACTS AND ARRANGEMENTS WITH THE SELLER’S GROUP
5.1    The Company has not transferred any asset to or received any asset from any member of the Seller’s Group other than by way of sale for market value or by way of lawfully declared dividend.
5.2    Except as disclosed in the Disclosure Documents, the Company is not a party to any agreement or arrangement:
a.with any member of the Seller’s Group (including any agreement or arrangement pursuant to which a management charge is payable by the Company); or
b.in which any member of the Seller’s Group is interested (whether directly or indirectly)
and no such agreement or arrangement has subsisted at any time during the period of three years ending on the date of this Agreement.
5.3    Other than the goods, services and assets that are the subject of the Restructuring, no business of the Company as carried on at the date of this Agreement requires the provision of any goods or services by, or the use of any assets owned or leased by, any member of the Seller’s Group (excluding the Company).
6.EFFECT OF AGREEMENT
The sale of the Sale Shares to the Buyer and the performance by the parties of their obligations under this Agreement:
6.1    will not result in a material breach of, or constitute a material default under, any Material Agreement or any registration, licence or authorisation referred to in paragraph 1.2 of Part 4;
6.2    will not entitle any party to a Material Agreement to be released from any of that party’s obligations or to terminate or vary its rights or obligations under that Material Agreement; and

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EXECUTION VERSION
Part 5 – Contracts
6.3    will not create or accelerate any obligation of the Company or cause or require the Company to lose or dispose of any right or asset or any interest in any right or asset by way of the imposition or crystallisation of any Encumbrance.

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EXECUTION VERSION
Part 6 – Assets and insurance
Part 6
Assets and insurance

1.OWNERSHIP AND POSSESSION OF ASSETS
1.1    Other than those assets that will be transferred to the Company pursuant to the Restructuring, all of the material tangible assets owned by the Company, or which the Company has the right to use, are in the possession and ownership or under the control of the Company.
1.2    The Company has not been a party to any transaction pursuant to, or as a result of, which any material asset or right owned or purportedly owned by the Company is, or may become, liable to be transferred or re-transferred to another person.
2.CONDITION AND MAINTENANCE OF PLANT
All plant, machinery and office and other equipment owned or used by the Company are in good repair and condition (subject to fair wear and tear) and have been regularly maintained in accordance with applicable Laws.
3.INSURANCE
3.1    The Disclosure Documents include complete and accurate copies of all subsisting insurance policies maintained by or on behalf of the Company.
3.2    The Company maintains, and for the last two years has maintained, adequate insurance against all risks required by applicable law or regulation to be covered by insurance or which are normally insured against by companies carrying on the same type of business as the Company.
3.3    All conditions of the subsisting insurance policies of the Company have been complied with, all premiums due on such policies have been paid and, so far as the Seller is aware, there are no circumstances existing in relation to the Company which are likely to result in an increase in premium or to affect renewal adversely.
3.4    No act or omission by or on behalf of the Company has rendered void or voidable, or given rise to any breach of, any subsisting insurance policy of the Company.
3.5    The Company has not been refused insurance during the period of two years ending on the date of this Agreement.
3.6    The Disclosure Documents contain a complete and accurate list of all insurance claims made by the Company during the period of 24 months ending on the date of this Agreement, and so far as the Seller is aware, there are no circumstances existing which entitle or might (with the passage of time) entitle the Company to make a claim.

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EXECUTION VERSION
Part 7 – Property
Part 7
Property

1.LIABILITIES
1.1    The Company has no liability (whether actual or contingent) in respect of any land or buildings formerly occupied by it or in respect of any related documentation.
1.2    The Company has no liability (whether actual or contingent) under any guarantee or indemnity in respect of any land or buildings.
2.LEASE
2.1    The Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in the lease agreement for Vernalis Building, Granta Park, Great Abington, Cambridge, England, CB21 6GB disclosed in the Data Room (the “Lease”) and in any supplemental or collateral documentation.
2.2    All written notices given and requirements notified by the landlord under the Lease have been complied with.
2.3    No rent review is outstanding or in progress under the Lease.
2.4    The Lease is in full force and no notice to determine the Lease has been served on the Company.
2.5    So far as the Seller is aware, the landlord relating to the Lease has observed and performed the covenants on the part of the landlord and the conditions contained in the Lease and in any supplemental or collateral documentation.

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EXECUTION VERSION
Part 8 – Employment
Part 8
Employment

1.DEFINITIONS
In this Part 8:
1.1    “Agency Worker” means any individual who is supplied by a third party to work for and under the supervision and direction of the Company;
1.2    “Consultant” means any individual who is not an Agency Worker, Employee or Worker who has undertaken to do or perform personally, or is supplied to do or perform personally, any work or services for the Company;
1.3    “Employee” means any director or other individual employed by the Company under a contract of employment;
1.4    “Relevant Transfer” means a relevant transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006; and
1.5    “Worker” means any director or other individual, who is not an Employee, who is engaged by the Company under a contract to do or perform personally any work or services for the Company where the Company is not, by virtue of such contract, a client or customer of any profession or business carried on by the individual.
2.TERMS OF EMPLOYMENT OR ENGAGEMENT
2.1    The Data Room contains in relation to each Senior Manager of the Company complete and accurate, in all material respects, details of:
a.his current remuneration (including any benefits provided to him or his dependants);
b.the date on which continuous service or the individual’s engagement began;
c.the length of notice required to terminate each contract of employment or engagement or, if a fixed term, the expiry date of the fixed term;
d.the type of employment or engagement (whether full or part time or other); and
e.if any Employee or Worker works or is paid outside England:
i.the country in which that Employee or Worker works or performs services; and
ii.the law governing the contract of employment or engagement.
2.2    The Data Room includes complete and accurate, in all material respects:
a.copies of all standard contracts, handbooks, policies and other documents which apply to the employment or engagement of any of the Employees and Workers;

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EXECUTION VERSION
Part 8 – Employment
b.copies of all agreements and commitments entered into by the Company in relation to any Agency Worker or Consultant; and
c.details of any outstanding offer of employment or engagement to provide work or services, made to, or in relation to, any individual whose annual remuneration will exceed £150,000 by the Company.
2.3    Each Employee that is not a Senior Manager is engaged on the Company’s standard employment contract a copy of which is at document 1.7.11 of the Data Room.
2.4    No contract of any Employee or Worker materially deviates from the standard contracts, handbooks, policies and other documents referred to in paragraph 2.2(a).
2.5    In the past six months, no proposal or commitment has been communicated to any Employee or Worker regarding the introduction, award, material increase or improvement of any basic annual salary, fee or any material benefit.
2.6    The Company is not under any obligation to make any payment on redundancy in excess of the statutory redundancy payment.
2.7    The Data Room contains a complete and accurate, in all material respects list of all Employees and Workers who are on secondment, maternity, paternity, adoption, shared parental or other leave or absent due to long term ill health or for any other reason.
3.BONUS, PROFIT SHARING AND SHARE OPTION SCHEMES
3.1    Except as Disclosed, there is no scheme or arrangement in operation by or in relation to the Company under which any Employee, Worker or Consultant is entitled (or may become entitled) to any payment calculated by reference to the whole or part of the turnover, profits or sales of the Company or to any other form of bonus, commission or incentive and there is no subsisting commitment to introduce any such scheme or arrangement.
3.2    Except as Disclosed, the Company does not operate any scheme or arrangement under which employment related securities are provided in respect of any Employee, Worker or Consultant and there is no subsisting commitment to introduce any such scheme or arrangement. No other company provides any such scheme or arrangement in respect of any Employee, Worker or Consultant.
4.TERMINATION OF CONTRACTS OF EMPLOYMENT OR ENGAGEMENT
4.1    The Company has not given or received notice terminating the employment or engagement of any Senior Manager which has not yet expired.
4.1    No Employee is entitled to terminate his employment or engagement or to receive any payment or other benefit as a result of the sale of the Sale Shares to the Buyer.
4.3    No Employee is subject to a current disciplinary warning or procedure including in relation to his performance.
4.4    During the year ending on the date of this Agreement, the Company has not:

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EXECUTION VERSION
Part 8 – Employment
a.given, or been required to give, notice of any redundancies to the relevant Secretary of State; or
b.undertaken to provide information to, or consult with, (or been required to provide information to, or consult with,) any trade union or employee representatives in relation to potential redundancies or otherwise.
4.5    Every person employed or engaged by the Company has current and appropriate permission to work in the United Kingdom.
4.6    The Company has not been party to a Relevant Transfer affecting any of the Employees (or former Employees) in the Business of the Company and there has been no variation of the terms of employment or engagement of any Employee or former Employee for any reason as a result of or connected with a Relevant Transfer.
5.LOANS TO EMPLOYEES OR WORKERS
The Company has not made any loan or advance to any Employee or Worker (or former Employee or Worker) in excess of £10,000 that is still outstanding and the Company is not under any subsisting obligation to make any such loan or advance.
6.TRADE UNIONS AND WORKS COUNCILS
6.1    There are no current or, as far as the Seller is aware, proposed agreements or arrangements between the Company and any trade union or other body representing the Employees or other individuals engaged in the Business of the Company and nor are there any works councils or staff associations or other employee representatives in place.
6.2    The Company is not involved in any industrial or trade dispute, or negotiation regarding a claim, with any trade union, group or organisation of Employees or Workers or their representatives and as far as the Seller is aware there are no circumstances existing likely to give rise to such a dispute or claim.

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EXECUTION VERSION
Part 9 – Pensions
Part 9
Pensions

1.DEFINITIONS
In this Part 9:
1.1    “Employee Benefit Scheme” means any agreement, commitment, arrangement, scheme, custom or practice (in each case whether or not a registered pension scheme under the Finance Act 2004 and/or funded for in advance) for the payment of any pension, death benefit, lump sum or other benefit on or after death, accident or retirement during any period of sickness or disablement;
1.2    “Pension Scheme” means the scheme known as the Vernalis Group Personal Pension Plan operated by Standard Life; and
1.3    “Relevant Employee” means any employee or director, or any former employee or director, of the Company or any other individual who at any time has undertaken to do or perform personally, or has been supplied to do or perform personally, any work or services for the Company.
2.PENSION ARRANGEMENTS
2.1    Except for the Pension Scheme, the Company:
a.does not operate, has not operated or has not agreed to operate;
b.has not announced any proposal to enter into or establish; or
c.does not contribute to, is not bound to contribute to (either now or in the future) or has not contributed to;
any Employee Benefit Scheme for or in respect of any Relevant Employee or any dependant or beneficiary of any Relevant Employee.
2.2    All material information relating to the Pension Scheme is included in the Disclosure Documents.
3.CONTRIBUTIONS AND BENEFITS
3.1    The Company has paid all contributions due from it under the Pension Scheme by the due date.
3.2    The only obligation that the Company has to the Pension Schemes is to pay contributions at the rate(s) set out in the Disclosure Documents.
4.MORAL HAZARD ISSUES
The Company is not or has not been an employer in relation to any defined benefit occupational pension scheme and the Company is not or has not been connected with, or is

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EXECUTION VERSION
Part 9 – Pensions
or has been an associate of, an employer (within the meaning of sections 249 and 435 of the Insolvency Act 1986 respectively) in relation to any defined benefit occupational pension scheme.
5.DISPUTES
So far as the Seller is aware, neither the Pension Scheme nor the Company is engaged or involved in any complaint, investigation, claim or proceedings which relates to, or is in connection with, the provision by the Company of (or failure by the Company to provide) any Employee Benefit Scheme (or any benefits under any such scheme) to a Relevant Employee and no such complaint, investigation, claim or proceedings is pending or threatened other than in relation to routine claims for benefits.
6.LEGAL COMPLIANCE
6.1    The Company has not discriminated against, or in relation to, any Relevant Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status or sexual orientation in respect of the provision of (or failure to provide) any Employee Benefit Scheme or any benefits under any such scheme.
6.2    The Company has complied with all applicable legal and administrative requirements in force from time to time as regards its automatic enrolment obligations and, so far as the Seller is aware, there are no circumstances existing which are likely to give rise to the Pensions Regulator issuing a notice, fine or other sanction for auto-enrolment non-compliance.

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EXECUTION VERSION
Part 10 – Intellectual Property
Part 10
Intellectual Property

1.DEFINITIONS
In this Part 10:
1.1    “Company Intellectual Property” means: (a) all Owned Intellectual Property; and (b) all Intellectual Property owned by a third party that is necessary for the conduct of the business as conducted by the Company as at the date of this Agreement, but excluding all Intellectual Property to be transferred by the Company to a third party pursuant to the Restructuring;
1.2    “Company Intellectual Property Registrations” means all Company Intellectual Property that is the subject of a registration (or application for registration) with any Supervisory Authority or domain name registry in the name of the Company;
1.3    “Confidential Information” means all information of a confidential nature including all information (whether oral or recorded in any medium) relating to the business, financial or other affairs (including future plans) of the Company, which is treated by the Company, or the Seller (as the case may be) as confidential in the ordinary course, or is marked confidential, but excluding all information and materials that were publicly available prior to the date of this Agreement;
1.4    “Inbound IP Contracts” means all material licences, agreements, authorisations and permissions (in whatever form) under which the Company uses or exploits any Company Intellectual Property owned by any third party, but excluding any agreements to be transferred by the Company to a third party pursuant to the Restructuring;
1.5    “Intellectual Property” means any and all intellectual property and proprietary rights (whether statutory, common law or otherwise, and whether or not any of these rights are registered, and including applications, renewals and extensions and the right to apply for registration of any such rights), including Patents, Trade Marks, domain names, goodwill and rights in goodwill, database rights and rights in data, designs and rights in designs, copyrights, all software, all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, trade secrets, know-how, and confidential and proprietary information, all socalled “moral rights” in or to any of the foregoing, and all rights and forms of protection of a similar nature or having equivalent or similar effect. Without limiting the foregoing, this includes claims and causes of action arising out of or related to infringement, misuse, misappropriation or violation of any of the foregoing;
1.6    “Outbound IP Contracts” means all material contracts, licences, agreements, authorisations and permissions (in whatever form) under which the Company has licensed or otherwise granted rights (including any covenant not to sue or similar) in, to, or in respect of, any Company Intellectual Property to any third party, excluding (a) written non-disclosure agreements entered into in the ordinary course of business, under which Company discloses Confidential Information and (b) any agreements to be transferred by the Company to a third party pursuant to the Restructuring;

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EXECUTION VERSION
Part 10 – Intellectual Property
1.7    “Owned Intellectual Property” means all Intellectual Property necessary to conduct the Business, that is solely or jointly owned by the Company; and
1.8    “Trade Marks” means all trade marks, service marks, domain names, business and trading names, styles, logos and get-ups (whether registered or unregistered) in any part of the world.
2.OWNERSHIP AND LICENCES
2.1    The Disclosure Documents contain a complete and accurate list of all Company Intellectual Property Registrations which are solely owned by the Company.
2.2    Except for Intellectual Property licensed to the Company pursuant to an Inbound IP Contract, the Company exclusively or jointly owns all right, title and interest in and to all Company Intellectual Property free and clear of all Encumbrances.
2.3    So far as the Seller is aware, all Company Intellectual Property Registrations which are jointly owned by the Company have been registered in accordance with the patent strategy agreed with the relevant joint owner (if any).
3.PROCEEDINGS
So far as the Seller is aware, no Company Intellectual Property is the subject of any ongoing Proceedings.
4.INBOUND IP CONTRACTS
4.1    In respect of all Company Intellectual Property which is owned by a third party, the Company has a licence or right to use, practice and exploit, pursuant to an Inbound IP Contract, all such Company Intellectual Property in substantially the same manner in which the foregoing Company Intellectual Property is being used, practiced or exploited as at the date of this Agreement.
4.2    No Inbound IP Contract (a) has been the subject of any material breach or material default by Company, nor, so far as the Seller is aware, the relevant counterparties thereto; and (b) is the subject of any ongoing Proceedings.
5.OUTBOUND IP CONTRACTS
5.1    The Disclosure Documents contain a complete and accurate list of all Outbound IP Contracts (save for any material transfer agreements under which the research activities defined in such agreement has been completed or otherwise ceased). All material transfer agreements that have not been listed in the Disclosure Documents have been entered into on the Company’s standard form material transfer agreement (a copy of which is at documents 1.15.16-18 of the Data Room).
5.2    No Outbound IP Contract (a) has been the subject of any material breach or material default by the Company, nor, so far as the Seller is aware, the relevant counterparties thereto; and (b) is the subject of any dispute of any ongoing Proceedings.

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EXECUTION VERSION
Part 10 – Intellectual Property
6.CONFIDENTIALITY
6.1    In the three (3) year period immediately preceding the date of this Agreement, Company has used commercially reasonable endeavours to protect and maintain the confidentiality of the Company’s Confidential Information (including the Company’s confidential know-how and trade secrets), in accordance with standard industry practices.
6.2    The Company has used commercially reasonable endeavours to protect and maintain the confidentiality of any Confidential Information disclosed to it by any other person in accordance with any applicable obligation or duty of confidentiality subject to which such Confidential Information was disclosed.
7.NO VIOLATION
7.1    The Company has not commenced or threatened any Proceedings, or sent any written notice containing or asserting any allegation or claim, against any person for infringement, misappropriation, misuse, or violation of any Company Intellectual Property in the four (4) years immediately preceding the date of this Agreement.
7.2    So far as the Seller is aware, in the four (4) years immediately preceding the date of this Agreement, no person has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing, or violating, as at the date of this Agreement, any Company Intellectual Property.
7.3    In the four (4) years immediately preceding the date of this Agreement, the Company has not received any written notice alleging or commencing Proceedings alleging that the conduct of the Business or the Company’s creation, use, license, transfer or exploitation of any Company Intellectual Property infringes, misappropriates, misuses or violates, or has infringed, misappropriated, misused or violated, any person’s rights in or to any Intellectual Property.
8.CREATION OF INTELLECTUAL PROPERTY
All persons retained, commissioned, employed or otherwise engaged by the Company in the four (4) years immediately preceding the date of this Agreement and who, in the course of such engagement created, discovered, conceived or developed work in which any Intellectual Property subsists or might reasonably have been expected to subsist, are bound by agreements with the Company whereby all such Intellectual Property vests in the Company and all moral rights are irrevocably and unconditionally waived. All such agreements contain terms which prevent such parties disclosing confidential information about the Company and its business. In the four (4) years immediately preceding the date of this Agreement, so far as the Seller is aware, no such person has, or has made any claim to, any right, title or interest in or in respect of such Intellectual Property or to any compensation or remuneration in relation to such Intellectual Property, whether under section 40 Patents Act 1977 (or equivalent law or regulation in any jurisdiction) or otherwise.

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EXECUTION VERSION
Part 10 – Intellectual Property
9.DOMAIN NAMES
9.1    In relation to each domain name which is owned or used by the Company immediately prior to Closing or in the twelve (12) months immediately preceding the date of this Agreement:
a.the Company is the sole named registrant and does not hold the domain name on behalf of any third party; and
b.the Company has not breached the terms and conditions of registration in any material respect; and
c.so far as the Seller is aware, no such domain name is an abusive registration or susceptible to recovery by a third party.

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EXECUTION VERSION
Part 11 – Information Technology
Part 11
Information Technology

1.DEFINITIONS
In this Part 11:
1.1    “Company Websites” means any and all websites and webpages owned, controlled or operated by, or operated for the benefit of, the Company.
1.2    “Software” means computer software.
2.IT ASSETS
2.1    All material Software, computer hardware and peripherals, telecommunications and network equipment used by the Company in the twelve (12) months immediately preceding the date of this Agreement (collectively, the “IT Assets”), are in reasonable working order and function in accordance with their specifications in all material respects.
2.2    Each of the IT Assets which is:
a.owned by Company, is owned free from any Encumbrance; and
b.not owned by Company, is used pursuant to a written agreement and/or licence between Company and a third party.
2.3    In the twelve (12) months immediately preceding the date of this Agreement, the Company has not suffered (i) any material, repeated, persistent or prolonged failures or breakdowns of any of the IT Assets which have resulted in a material disruption to the Business; or (ii) a Security Breach.
3.WEBSITES
In the twelve (12) months immediately preceding the date of this Agreement, the contents and operation of the Company Websites have complied in all material respects with all applicable Laws and any applicable binding codes of practice (including any binding codes propagated by any trade association or body of which the Company is a member).

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EXECUTION VERSION

Schedule 5
Taxation

Part 1: Tax definitions and interpretation
1.Definitions and Interpretation
1.1    Definitions
In this Schedule words and expressions defined in or for the purposes of the Agreement shall, except where expressly defined in this Schedule or where the context otherwise requires, have the same meanings in this Schedule and:
“Accounts Relief” means any Relief (including any Right to Repayment) which has been taken into account in computing (and thereby reducing), or in obviating the need for, any provision for Tax in the Closing Accounts, or which is reflected or shown as an asset in the Closing Accounts;
“Buyer’s Relief” means (i) any Accounts Relief, (ii) any Relief of the Company attributable to a period after Closing or arising as a result of any Event occurring or deemed to occur after Closing, or (iii) any Relief of any member of the Buyer’s Tax Group (other than the Company);
“Buyer’s Tax Group” means the Buyer and any company or entity which at any relevant time is connected or associated with or in the same group of companies or fiscal unity or consolidation as the Buyer for the purposes of any Tax or Relief, and ‘member of the Buyer’s Tax Group’ shall have a corresponding meaning;
“CFA 2017” means the Criminal Finances Act 2017;
“CTA 2009” means the Corporation Tax Act 2009;
“CTA 2010” means the Corporation Tax Act 2010;
“Event” means any act, omission, event, occurrence or transaction and without limitation, the receipt or accrual of any income, profit or gains, the declaration, making or payment of any distribution, becoming, being or ceasing to be a member of any group, fiscal unity, consolidation or partnership or connected or associated with any person, death, any winding up or dissolution, any residence or change in residence of any person for Tax purposes, the expiry of any period, the entering into of this Agreement and Closing;
“Group Relief” means any Relief eligible for surrender or allocation between members of a group for any Tax purpose, including any loss, allowance or other amount surrenderable by way of group relief under Part 5 of CTA 2010, any advance corporation tax eligible for surrender under section 240 Income and Corporation Taxes Act 1988 (prior to amendment by Finance Act 1998), any surplus shadow advance corporation tax eligible for allocation under regulation 13 of the Corporation Tax (Treatment of Unrelieved Surplus ACT) Regulations 1999 (SI 1999/358), any eligible unrelieved foreign tax available for surrender under the Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (SI 2001/1163) or any refund of Tax eligible for surrender under Chapter 4 of Part 22 of CTA 2010;

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EXECUTION VERSION

“HMRC” means HM Revenue & Customs;
“ITA” means the Income Tax Act 2007;
“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;
“Overprovision” means (applying the accounting policies, principles and practices adopted in relation to the preparation of the Closing Accounts) the amount by which any provision for Tax in the Closing Accounts, is overstated, but disregarding any overstatement to the extent that it arises as a result of:
A.a change in legislation or a change in the published practice of any Tax Authority or in the rates of Tax, in each case which is announced and coming into force after the date of Closing;
B.any change after Closing of any accounting policy, method or basis of the Company or the date to which the Company makes up its accounts;
C.a voluntary act of any member of the Buyer’s Tax Group (other than the Company); or
D.the use or set-off of a Buyer’s Relief.
“PAYE” means the assessment, collection and recovery of Tax in respect of PAYE income (as defined in and pursuant to ITEPA (and previously by the Income and Corporation Taxes Act 1988) and the PAYE regulations made thereunder);
“R&D Claim” means any claim for relief for expenditure on research and development under any of the provisions of Part 13 CTA 2009 or an R&D expenditure credit (as defined for the purposes of section 1040A CTA 2009) under any of the provisions of Chapter 6A of Part 3 CTA 2009;
“Relief” means any relief, loss, allowance, claim, credit, deduction, exemption or set-off in respect of Tax or relevant to the computation of Tax or any income, profits or gains for the purposes of Tax or any Right to Repayment or to a payment in respect of Tax, including any amount payable by a Tax Authority as a result of any R&D Claim, and:
(a)    any reference to the ‘use or set-off’ of a Relief shall be construed accordingly and shall include use or set-off in part;
(b)    references to the ‘loss’ of a Relief (including the loss of any Accounts Relief, and any other defined Relief) shall include the loss, non-availability, non-existence, reduction, counteraction, disallowance, clawback, cancellation or failure to obtain such Relief, and shall also include such Relief being available only in a reduced amount and ‘lose’ and ‘lost’ shall be construed accordingly;
“Right to Repayment” means any right to a repayment of Tax or a payment in respect of Tax and includes any repayment supplement or interest in respect thereof;
“Straddle Period” means any period relevant for Tax purposes of the Company commencing before Closing but ending after Closing;

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EXECUTION VERSION

“Tax” or “Taxation” means all forms of direct and indirect tax, duty, levy, charge, contribution, rate, tariff and impost whether of the United Kingdom or any other jurisdiction and any other amount payable to any Tax Authority (including, for the avoidance of doubt, national insurance contributions in the United Kingdom and corresponding obligations elsewhere), all related withholdings or deductions and all penalties, fines, charges, surcharges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to any Taxation within this definition.
“Tax Authority” means HMRC and any other authority, body or official (whether in the United Kingdom or elsewhere) competent to assess, demand, impose, administer or collect Tax or make any decision or ruling on any matter relating to Tax or to demand or recover amounts of, or on account of, or in respect of, Tax or a Tax Liability;
“Tax Computations” has the meaning given in paragraph 7.1 of part 3 of this Schedule;
“Tax Demand” means any notice, demand, self-assessment, assessment, letter or other document or action taken by or on behalf of any Tax Authority from which it appears that there is or may be (i) a Tax Liability or other liability in respect of which a Tax Claim may be made, or (ii) a Tax Liability in respect of which a claim may be made under clause 11.7(a), in each case, for which the Seller is or may be liable;
“Tax Liability” means:
(a)    any liability to make an actual payment or increased payment of, or in respect of, or on account of, Tax (whether or not presently payable), in which case the amount of the Tax Liability shall be the amount of the actual payment or the increase in the amount of the payment;
(b)    the loss (in whole or in part) of any Accounts Relief (other than a Right to Repayment and otherwise than by way of sue or set-off), in which case the amount of the Tax Liability shall be the Tax which would have been saved by the Company but for such loss, the amount of such Tax being calculated on the basis of the relevant rates of Tax current at Closing and on the assumption that the Company has sufficient profits fully to utilise the relevant Accounts Relief or, where the Accounts Relief in question would not have operated as a deduction from gross income, profits or gains, the amount of the Relief which would otherwise have been obtained or the amount by which such Relief is reduced, as the case may be;
(c)    the loss (in whole or in part) of any Accounts Relief which is a Right to Repayment, in which case the amount of the Tax Liability is the amount of the Right to Repayment; and
(d)    the use or set-off (in whole or in part) of any Buyer’s Relief to reduce or eliminate any liability to make an actual payment of Tax in respect of which, but for such use or set-off, the Buyer would have been entitled to make a claim under paragraph 1 of Part 3 of this Schedule, in which case the amount of the Tax Liability shall be the amount for which the Seller would have been liable but for such use or set-off;
(e)    any liability of the Company to make a payment for or refund of a payment for Group Relief or for or in connection with the entering into of a joint election pursuant to the

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EXECUTION VERSION

provisions of section 171A TCGA or paragraph 66 of schedule 29 Finance Act 2002 or, for accounting periods ending on or after 1 April 2009, section 792 CTA 2009 or in connection with claims pursuant to paragraphs 56 or 57 of schedule 29 Finance Act 2002/sections 777 or 778 CTA 2009 in any case pursuant to any arrangement or agreement entered into on or before Closing in which case the amount of the Tax Liability shall be the amount of the payment or refund; and
(f)    any liability of the Company to make a payment or repayment in respect of VAT (including input tax as defined in section 24 VATA) to a member of a group (as defined for the purposes of section 43 VATA) of which the Company was a member prior to Closing in which case the amount of the Tax Liability shall be the amount of the payment or repayment;
PROVIDED THAT payment will be made whether or not the Buyer or the Company is or may be entitled to claim reimbursement of the Tax Liability from any person;
“TCGA” means the Taxation of Chargeable Gains Act 1992; and
“TIOPA” means the Taxation (International and Other Provisions) Act 2010.
1.2    Interpretation
In this Schedule:
A.persons shall, without limitation, be treated as “connected” for the purposes of this Schedule if they are connected within the meaning of section 993 and section 994 ITA;
B.“profits” includes income, profits or gains of any description and from any source and any other consideration, value, receipt or measure by reference to which Tax is chargeable or assessed, and profits earned on or before a certain date or in respect of a certain period and includes profits treated as, or deemed to be, earned on or before that date or in respect of that period for Tax purposes;
C.any reference to Tax, Relief or any other amount being “payable” shall include any Tax, Relief or other amount which would have been payable but for being set off or netted off against any other amount, and any reference to the “payment” of any Tax, Relief or other amount shall include the discharge or utilisation of such Tax, Relief other amount through being set off or netted off against any other amount;
D.any reference to an Event or the consequence of an Event occurring on or before Closing shall include, without limitation:
1.any Event which is deemed for relevant Tax purposes to be the case or to occur for Tax purposes on or before Closing; and
2.the combined effect of any two or more Events all of which shall have taken place or be deemed for relevant Tax purposes to have taken place on or before Closing;

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EXECUTION VERSION

E.in any case falling within (b) to (f) (inclusive) of the definition of Tax Liability, the Tax Liability shall be treated as arising in respect of an Event which occurred on or before Closing;
F.any reference to any form of Tax, Relief, legislation, law or legal or Tax concept which exists in the United Kingdom includes a reference to any equivalent or substantially equivalent Tax, Relief, legislation, law or legal or Tax concept in any other relevant jurisdiction; and
G.any stamp duty which is charged or chargeable on any document (or in the case of a document which is outside the United Kingdom would be so charged or chargeable if the document were in the United Kingdom) and which it is necessary to incur or which is incurred in order to:
1.establish or register the title of the Company to any asset;
2.prove to a Tax Authority any expenditure incurred by the Company; or
3.enable the Company or the Buyer to produce the relevant document in evidence in any civil proceedings or before any arbitrator or referee or to use the document for any other official purpose,
H.and any interest, penalty, charge, surcharge, fine or other similar imposition relating to such stamp duty shall be deemed to be a liability of the Company to make an actual payment of Tax, and the execution of the document or (in the case of a bearer instrument) the issue of the instrument shall be deemed to be the Event which gave rise to such liability.

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Part 2: Tax Warranties

1.Payments of Tax
1.1    The Company has duly:
a.and punctually paid all Tax which it has become liable to pay; and
b.deducted, withheld or collected for payment (as appropriate) all Tax due to have been deducted, withheld or collected for payment and has accounted for or paid all such Tax to the relevant Tax Authority to the extent due to be paid prior to the date of this Agreement.
1.2    The Company is not, and has not at any time within the last four years been, liable to pay any interest, penalty or surcharge in respect of any unpaid Tax or as a result of a default in respect of any Tax matter or has otherwise been subject to the operation of any penal provision under any enactment relating to Tax.
2.Compliance
2.1    All returns, computations, accounts, reports, statements, assessments, claims, elections, disclaimers, notices and any other information which are or have been required to be made or given by the Company within the last six years for any Tax purposes have been made or given both within the requisite periods and on a proper basis and were when made and remain, true and accurate and none of them are, or so far as the Seller is aware are likely to be, the subject of any enquiry, query or dispute with HMRC or other Tax Authority.
2.2    The Company has within the last six years maintained complete and accurate records, invoices and other information in relation to Tax that meet all legal requirements and enable the Company to calculate any Tax liability or Relief and to deliver correct and complete returns.
3.Tax Disputes
The Company is not, nor has it been at any time within the last six years, involved in any non-routine dispute with or investigation, audit, discovery or enquiry by any Tax Authority or any enquiry into any Tax return and no such dispute, investigation, audit, discovery or enquiry is, planned, threatened or likely to arise.
4.Provisions in Accounts
4.1    The provisions or reserve for Tax appearing in the Accounts are sufficient to cover all Tax for which the Company was at the Accounts Date, or may after that date become, liable to pay or account in respect of any period ended on or before the Accounts Date.
4.2    Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.
5.Position since the Accounts Date
5.1    In respect of the period starting immediately after the Accounts Date, the Company has no liabilities for Tax other than (i) corporation tax payable in respect of trading profits arising in

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the ordinary course of its Business (ii) income tax payable pursuant to PAYE and National Insurance contributions, in each case, payable in respect of amounts that the Company is contractually obliged to pay to its employees and directors and (iii) VAT on supplies of goods and services made by the Company in the ordinary course of its Business.
5.2    No accounting period of the Company for corporation tax purposes has ended, and the Company has not made any distribution since the Accounts Date.
6.Secondary Liabilities
The Company is not, nor so far as the Seller is aware is likely to become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any person other than the Company.
7.Obligation to Deduct or Withhold Tax
The Disclosure Letter contains full details of any circumstances in which there is or would be an obligation on the Company to deduct or withhold tax on repayment of any borrowings outstanding on Closing which the Company has in respect of any premium, interest or other amount comprised in those borrowings and whether there is or would be any obligation on the Company to pay an increased sum.
8.Special Arrangements
No Tax Authority has agreed to operate any special arrangement (being an arrangement not based on a strict and detailed application of the relevant legislation) in relation to the affairs of the Company, the Company has not taken any action which would or might alter, prejudice or in any way disturb any arrangement or agreement which it has negotiated with any Tax Authority nor will any transaction carried out pursuant to this Agreement have such an effect.
9.Large Companies
9.1    If the Company is a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998, the Disclosure Documents give details of instalments of corporation tax paid in respect of the current accounting period and preceding accounting period and instalments expected to be payable in respect of the current accounting period of the Company (ignoring the effect of the Company being acquired under the terms of this Agreement).
9.2    The Company is not a qualifying company within the meaning of Schedule 46 Finance Act 2009.
10.Claims and Disclaimers
10.1    The Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts. So far as the Seller is aware, no such claim, disclaimer or elections is likely to be disputed or withdrawn.

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10.2    The Disclosure Letter sets out details of any rolled-over or held-over gains of the Company, any elections under sections 171 to 171C (inclusive) TCGA and any transaction to which section 173 TCGA applies, in each case within the last six years.
11.Clearances and consents
All clearances and consents obtained in the last six years by the Company from any Tax Authority have been fully disclosed in the Disclosure Documents and were based on full and accurate disclosure of all the facts and circumstances material to the decision of the Tax Authority. The Company has complied in all respects with any conditions to which any such consents or clearances are subject and has not taken any action which might alter, prejudice or in any way disturb any such consent or clearance nor will anything done pursuant to this Agreement have such an effect.
12.Close Companies
The Company has not, in the past six years, been a close company within the meaning of section 439 of the CTA 2010.
13.Distributions
The Company has not, within the period of six years preceding the date of this Agreement, been engaged in, or been a party to, any of the transactions set out in Chapter 5 of Part 23 CTA 2010 (demergers).
14.Inheritance Tax
The Company is not liable, as far as the Seller is aware, and there are no circumstances in existence as a result of which it may become liable, to be assessed to inheritance tax or any other Taxation as donor or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise for the Company or any charge in relation to unpaid inheritance tax has arisen or could arise in respect of the assets of the Company or the Sale Shares.
15.Residence and Presence Outside the UK
15.1    The Company is, has been in the last six years and will be at Closing resident in the United Kingdom for Tax purposes. The Company is not, has not in the past six years been and will not be at Closing resident for any purpose in any other jurisdiction and does not have, has not in the last six years had and will not have at Closing any branch, office, permanent establishment or other taxable presence in any other jurisdiction.
15.2    The Company is not and has not been in the last six years liable for any Tax as the agent of any other person, business or enterprise and does not constitute and never has constituted the permanent establishment of any other person, business or enterprise for any Tax purposes.
16.Employment

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16.1    In relation to all employment-related securities (as defined in section 421B(8) ITEPA) which are restricted securities (as defined in section 423(1) ITEPA) in relation to which the Company is, has been or will be the employer (as defined in section 421B(8) ITEPA), each relevant employee (including each relevant director or officer) has entered into an election pursuant to section 431(1) ITEPA in the form approved by HMRC within 14 days of the acquisition of the employment-related securities (by him or any other person) and in relation to any securities options (as defined for the purposes of Chapter 5 Part 7 ITEPA) in respect of shares which are restricted securities (as defined in section 423(1) ITEPA), such an election is required to be entered into by the relevant employee as a condition of exercise of the option.
16.2    No person has acquired a right to acquire shares or securities, or has acquired any shares or securities, which in either case may give rise to a liability in respect of income tax or national insurance contributions (or other payroll or social security Taxes) on the Company upon the exercise or disposal of that right or upon the acquisition or disposal of those shares or securities.
16.3    Neither the Company nor any employee benefit trust or other third party has made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee (or associate of any of the foregoing) of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Tax purposes.
16.4    The Disclosure Documents contain details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A of ITEPA and details of any trust or arrangement capable of conferring such a benefit.
16.5    There is no arrangement, formal or informal for any payment to be made to, or for any benefit to be received by, any current, former or prospective employee or office holder in connection with this Agreement or the transactions contemplated by this Agreement.
17.Employer’s National Insurance Elections
The Company has not entered into any joint elections under paragraph 3B of Schedule 1 of the Social Security and Benefits Act 1992 to transfer liability for employer’s secondary contributions to the employee.
18.R&D Claims
18.1    All R&D Claims have been duly made on a proper basis within applicable time limits, and HMRC have not disputed or challenged and, so far as the Seller is aware, are not likely to dispute or challenge the Company’s entitlement to make any such claim and/or the amount of any such claim.  Any expenditure by the Company which has been included in such R&D Claim or to which such R&D Claim relates qualifies for relief under one or more of Chapters 2 to 4 of Part 13 CTA 2009.
18.2    There are not, and at Closing will not be or have been, any arrangements pursuant to which any relief for expenditure on research and development under any of the provisions of

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Part 13 CTA 2009 or an R&D expenditure credit (as defined for the purposes of section 1040A CTA 2009) under any of the provisions of Chapter 6A of Part 3 CTA 2009 arising pursuant to an R&D Claim made by the Company, or expected to be made between the date of this Agreement and Closing, will be transferred, surrendered or otherwise be made unavailable for utilisation by the Company following Closing.
19.Groups
19.1    The Company is not and has not in the past six years been a member of a group of companies other than the Seller’s Group for any Tax purpose.
19.2    The Company has not entered into, or agreed to enter into, an election pursuant to section 792 of CTA 2009 within the last six years.
19.3    Neither the signing of this Agreement nor the sale or transfer of the Sale Shares to the Buyer nor any other event since the Accounts Date will result in any profit or gain being deemed to accrue to the Company for Tax purposes, whether pursuant to section 179 TCGA, section 780 CTA 2009 or otherwise.
19.4    The Company is not party to any group payment arrangements, including pursuant to section 59F of the Taxes Management Act 1970.
20.Transfer Pricing
All material transactions or arrangements made or entered into by the Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented to the extent required by law. The Company is not nor has it been involved in any correspondence, enquiry or dispute or received any notice in any jurisdiction concerning the adjustment of profits of associated enterprises for Tax purposes.
21.Loan Relationships
All material financing costs, including interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter 2 Part 5 CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of that Chapter and to the extent that they are from time to time recognized in the Company’s accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).
22.Stamp Taxes
22.1    There is no instrument to which the Company is a party and which is necessary to establish the Company’s rights or title to any material asset, which is or could be liable to stamp duty (or any similar duty or Tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or in respect of which the relevant duty or Tax has not been paid.
22.2    Neither entering into this Agreement nor Closing will result in the withdrawal of any stamp duty, stamp duty land tax, transfer or registration tax relief granted on or before Closing which will affect any member of the Company and the Company has not made any claim for relief or

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exemption under section 42 Finance Act 1930, section 151 Finance Act 1995 or Schedule 7 Finance Act 2003 in respect of any interest in UK land or buildings which was transferred or granted to it at any time within the last four years.
22.3    The Disclosure Documents contain full and accurate details of (i) any applications made by the Company to defer payment of any stamp duty land tax and (ii) any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before the date of this Agreement in respect of which an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after the date of this Agreement.
23.Tax Avoidance
23.1    The Company has not been involved in or a party to any scheme, arrangement, transaction or series of transactions either (i) the main purpose, or one of the main purposes, of which was the avoidance, deferral or reduction of Tax on the part of the Company; (ii) that produced a loss for Tax purposes with no corresponding commercial loss, or (iii) containing one or more steps which have no commercial purpose other than avoiding, deferring or saving Tax or obtaining a Tax advantage on the part of the Company.
23.2    The Company has not at any time entered into or been party to any transactions, schemes or arrangements which either were notifiable arrangements for the purposes of Part 7 Finance Act 2004 or was a notifiable scheme for the purposes of Schedule 11A VATA 1994.
24.Corporate Criminal Offence
24.1    The Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of CFA 2017.
25.Intangible Assets
25.1    The Company does not hold nor has held any right to which Part 8A of CTA 2010 applies or an exclusive license in respect of such right within section 357BA of CTA 2010.
26.VAT
26.1    The Company (i) is, where it ought to have been so registered, a duly registered taxable person for the purposes of VAT (or other equivalent sales or similar Tax), (ii) is not, nor has in the last three years been, wholly or partly exempt for such purposes and (iii) is the representative member of a VAT group consisting of other members of the Seller’s Group.
26.2    The Company (i) has not agreed any special method of attributing, accounting or otherwise in relation to VAT with a Tax Authority, (ii) does not own any capital items which are subject to Part XV of the Value Added Tax (General) Regulations 1995 and (iii) does not own any land or buildings (including any interest in or right over any land or buildings) in respect of which it or a relevant associate (within the meaning of paragraph 3 of Schedule 10 to VATA) of it has exercised an option to tax pursuant to paragraph 2 Schedule 10 VATA.

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27.EU Exit
The Company has obtained an Economic Operator Registration and Identification number (EORI)
28.COVID-19 pandemic
The Disclosure Documents contain full details of any payments of or in respect of Taxation which have been deferred by the Company, including under arrangements announced in connection with the COVID-19 pandemic.
29.Furlough
The Disclosure Documents contain full details of all claims made and payments received by the Company under the UK’s Coronavirus Job Retention Scheme or its equivalent in any other jurisdiction (“CJRS”). The Company has not been notified that a Tax Authority or other Authority intends to recover any payment (or part thereof) received by the Company under the CJRS (whether by assessment to Tax or otherwise), and there are no circumstances existing in respect of which a Tax Authority or other Authority could make such recovery.
30.Restructuring
No Tax has arisen or will arise to the Company in connection with the Restructuring which cannot be reallocated to the Seller or member of the Seller’s Group.

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Part 3: Tax Covenant

1.Covenant to pay

1.1    Liability to pay
The Seller covenants with the Buyer to pay to the Buyer, by way of adjustment to the consideration for the sale of the Sale Shares (to the extent legally permissible), an amount equal to any Tax Liability (i) of the Company; or (ii) in respect of the matters falling within sub-paragraphs (C) to (H) below, of the Buyer or any person connected after Closing with the Buyer, arising directly or indirectly in respect of or as a consequence of or by reference to:
A.any income, profits or gains earned, accrued or received on or before Closing;
B.any Event which occurred in on or before Closing;
C.an option or other right to acquire securities or interest in securities granted or acquired prior to Closing or in respect of the exercise of any such option or right or any other Event in relation to such option or right;
D.any employment-related securities (as defined for the purposes of Part 7 ITEPA) or interest in any employment-related securities acquired on or before Closing or as a result of a right or obligation (whether or not legally binding) created on or before Closing;
E.a relevant step (as defined in Part 7A ITEPA (“Part 7A”)) being taken by a relevant third party person (as defined in Part 7A) pursuant to an arrangement entered into on or before Closing by, or on behalf of, or involving the Seller, the Company or any employee benefit trust or in connection with any incentive arrangements to which the Seller or the Company is a party;
F.the failure or delay by any person to reimburse any amount in respect of income tax arising in connection with any of the circumstances described in sub-paragraphs (C) to (E);
G.any person (other than the Company, the Buyer or any member of the Buyer’s Tax Group) during any period ending on or before Closing, or any member of the Seller’s Group during the period between Closing and the last date of the DC Term, making a payment or providing a benefit (otherwise than with the express written agreement of the Buyer or, after Closing, the Company) to any person to the extent that, and in circumstances where, such payment or benefit constitutes remuneration for acts undertaken for, or services rendered to, the Company by any current or former officer or employee of the Company; or
H.the Restructuring (including, for the avoidance of doubt, any related capital contribution and the combined effect of (i) the Restructuring and (ii) this Agreement and/or any matter contemplated by this Agreement, including the sale of the Sale Shares and the Closing), or the release of any Assurance pursuant to Clause 8.1.
1.2    R&D Claims

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Without prejudice to the provisions of paragraph 1.1 of this part, the Seller covenants with the Buyer to pay to the Buyer an amount equal to any Tax Liability or other liability which arises as a consequence of or by reference to any R&D Claim made by the Company on or before Closing being wholly or partially disallowed by any Tax Authority.
1.3    Costs and expenses
Without prejudice to the provisions of paragraphs 1.1 and 1.2, the Seller covenants with the Buyer to pay to the Buyer an amount equal to all reasonable costs and expenses incurred or payable by the Buyer or any member of the Buyer’s Tax Group or the Company in connection with or in consequence of any Tax Liability, Tax Claim or Tax Demand in respect of which the Seller is liable under this Schedule.
1.4    Independent obligations
Each of the covenants contained in paragraphs 1.1, 1.2 and 1.3 above shall be construed as separate and independent obligations and shall not be restricted by any of the other covenants, save that any payment by the Seller in respect of a liability under one covenant shall discharge any liability under the other to the extent of such payment and insofar as it arises from the same subject matter.
1.5    Exclusions
The Seller shall not be liable in respect of the covenants in paragraphs 1.1 and 1.2 and any Tax Warranty Claim if and to the extent that:
A.provision or reserve in respect of the Tax Liability has been made in the Closing Accounts;
B.the Tax Liability arises as a result of any increase in rates of Tax made after Closing with retrospective effect or of any change in legislation or the published practice of any Tax Authority which is announced and comes into force after Closing; or
C.the Tax Liability arises as a result of a change after Closing in any accounting policy, or the length of any accounting period for Tax purposes, of the Company other than a change in accounting policy required to bring the accounting principles and practices of the Company into line with generally accepted accounting principles in force at or at any time prior to Closing; or
D.the Tax Liability would not have arisen or would have been reduced or eliminated but for (other than at the written request, or with the written consent, of the Seller or any member of the Seller’s Group) the failure or omission on the part of the Company or the Buyer after Closing:
1.to make a claim, election, surrender or disclaimer;
2.to give a notice or consent; or
3. to do any other thing,

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4.under the provisions of an enactment or regulation relating to Tax, the making, giving or doing of which was taken into account in computing any provision for Tax in the Closing Accounts the details of which were notified to the Buyer in writing by the Seller no later than 20 Business Days prior to the latest date on which they may be validly made, given or done;
E.the Tax Liability would not have arisen or would have been reduced or eliminated but for the Company after Closing ceasing to carry on, or effecting a major change in the nature or conduct of, any trade or business carried on by it immediately before Closing;
F.a Relief (other than a Buyer’s Relief) is available (at no cost or expense to the Company, the Buyer or any member of the Buyer’s Group) to the Company to set against or otherwise mitigate the liability in question (or to the extent such a Relief would have been available but for the use of the Relief by the Company or a member of the Buyer’s Tax Group after Closing to set against or mitigate a liability of any company for which the Seller is not liable under this Schedule);
G.any income, profits or gains to which the Tax Liability in question is attributable were actually earned or received (and in each case retained) by the Company and were not reflected in the Closing Accounts but should have been so reflected;
H.the Tax Liability in question comprises UK stamp duty or stamp duty reserve tax payable in respect of this Agreement, or the acquisition of the Sale Shares;
I.the Tax Liability in question arises or is increased as a result of a failure by the Buyer to comply with any of its obligations under paragraphs 3 or 7 of part 3 of this Schedule (save to the extent that such failure is caused by any delay by, or action of, the Seller);
J.the Tax Liability in question has been paid or discharged prior to Closing and such payment or discharge was economically taken into account or economically reflected in the Closing Accounts;
K.the Tax Liability in question has been recovered from any person (excluding the Company, the Buyer or any other member of the Buyer’s Tax Group) at no cost to the Buyer, the Company, or any member of the Buyer’s Tax Group;
L.the Tax Liability in question consists of interest and/or penalties attributable to the delay of the Buyer, or the Company, or any member of the Buyer’s Tax Group, to (i) pay to a Tax Authority an amount of Tax following payment by the Seller under and in accordance with this Schedule, or (ii) file or submit a Tax Return to a Tax Authority where the filing or submission date is after Closing and the Seller has complied with all of its obligations under paragraphs 3, 7 and 9.1 of part 3 of this Schedule; or
M.the Tax Liability results directly from a voluntary act of the Company or the Buyer after Closing outside the ordinary course of the business of the Company or the Buyer, as the case may be, as carried on immediately prior to Closing and which act the

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Company or the Buyer (as appropriate) was aware, or ought reasonably have been aware, would give rise to such Tax Liability save where such act is:
1.pursuant to a legally binding obligation of the Company entered into prior to Closing;
2.in fulfilment of a legally binding obligation contemplated by this Agreement;
3.at the written request or with the written consent of the Seller;
4.pursuant to an obligation imposed on the Company or any member of the Buyer’s Tax Group by any law, regulation or directive or the published practice of any Tax Authority; or
5.necessary to comply with any decision of any court or tribunal, provided that, for the avoidance of doubt, any disclosure to or filing or other communication with any Tax Authority shall not be a transaction or voluntary act to which this paragraph 1.5(M) applies.
1.6    Exclusions carve out
Notwithstanding any other provision in this schedule, the exclusions set out in paragraph 1.5 (with the exception of paragraphs (A), (C) and (D) (only to the extent relating to a failure or omission on the part of the Company or the Buyer after Closing to make a joint election pursuant to paragraph 9.1), (F), (I) and (J)) shall not apply to limit the liability of the Seller arising pursuant to paragraph 1.1(H).
2.    No Double Recovery
The Buyer shall not be entitled to recover any amount pursuant to this Schedule in respect of any claim to the extent that the Buyer has already been compensated in respect of such claim pursuant to the Agreement.
3.    Notification of claims and conduct of disputes
3.1    Buyer’s notification
If the Buyer becomes aware of any Tax Demand, the Buyer shall give written notice thereof to the Seller (including, so far as practicable, reasonably sufficient details of such Tax Demand, the due date for any payment, and so far as practicable the amount of any corresponding Tax Claim) (“Tax Notice”) as soon as reasonably practicable provided that the giving of such notice shall not be a condition precedent to the liability of the Seller under this Schedule. If any Tax Demand is received by or comes to the notice of the Seller, the Seller shall, as soon as reasonably practicable, give the Buyer notice of the Tax Demand and upon the giving of such notice the Buyer shall be deemed to have given a Tax Notice to the Seller.
3.2    Seller’s Conduct
A.Following the service (or deemed service) of a Tax Notice by the Buyer in accordance with paragraph 3.1 above, if so requested in writing by the Seller (or its duly

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appointed agents or professional advisers) the Buyer shall, or shall procure that the Company shall, take such action as the Seller may reasonably and promptly request to deal with the matter, subject to in all cases the provisions of paragraph (B) below and subject to the Seller having indemnified the Company and the Buyer to the Buyer’s reasonable satisfaction against all losses (including additional Tax), costs, damages and expenses which may be incurred as a result.
B.Neither the Buyer nor the Company shall be required to take any action under this paragraph 3 which it reasonably considers will require it to engage in fraudulent conduct, conduct involving dishonesty, or the commission of, or participation in, any criminal offence or conduct or would be likely to materially increase any Tax liabilities of the Buyer Tax Group or materially prejudice its relationship with a Tax Authority. Nothing in this paragraph 3 shall require the Buyer or the Company to resist any Tax Demand before any court, tribunal or other appellate body unless it has been advised by leading tax counsel, after disclosure of all relevant information and documents, that it is reasonable to resist such matter in the manner proposed by the Seller or its agents or professional advisers and that the appeal has a reasonable prospect of success.
C.The Buyer shall:
1.procure that the Seller and its duly authorised agents and professional advisors are afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Company and such other assistance as may be reasonably required to enable the Seller to exercise its rights under this paragraph 3.2;
2.provide the Seller as soon as reasonably practicable, with copies of all written correspondence or other documentation from any Tax Authority insofar as it is relevant to the Tax Demand;
3.ensure that the Seller is kept fully informed of the progress of such matter; and
4.not, and shall procure that the Company shall not, submit any material correspondence to any Tax Authority in relation to such matter without the Seller’s prior written approval (such approval not to be unreasonably withheld, delayed or conditioned).
3.3    Buyer’s Conduct
i.Subject to sub-paragraph (B) below, the Buyer shall not (and shall ensure that the Company and other members of the Buyer Tax Group shall not) admit liability or make any agreement, settlement or compromise in relation to a Tax Demand without prior written approval of the Seller (such approval not to be unreasonably withheld, delayed or conditioned).
ii.If:

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5.the Buyer has not received a written notice from the Seller following the service (or deemed service) of the Tax Notice indicating the Seller’s wishes in relation to the conduct of such matter or the Seller fails to indemnify the Buyer or the Company in accordance with paragraph 3.2 within fifteen (15) Business Days of the relevant Tax Notice;
6.written notice is served on the Buyer by the Seller to the effect that it considers that the Tax Demand should no longer be resisted;
7.the period prescribed by applicable legislation for the making of an appeal against either the Tax Liability in question, or the decision of any court or tribunal in respect of any such Tax Liability, has expired;
8.a Tax Authority alleges in writing that, while the Company was under the control of the Seller there was any act or failure to act by the Company or the Seller in connection with the Tax Liability which constitutes fraudulent conduct; or
9.any action or other step is taken or legal proceedings are started to put the Seller Guarantor into arrangements with its creditors pursuant to parts I or VII of the Insolvency Act 1986, the Buyer and/or the Company shall be free to discharge, admit, compromise, settle or otherwise deal with the Tax Demand on such terms as it may in its absolute discretion think fit.
4.    Due Date of Payment and Interest
4.1    Due date of payment
Where the Seller becomes liable to make any payment pursuant to paragraph 1, the due date for the making of the payment shall be the date falling five Business Days after the date of service by the Buyer of a written notice on the Seller demanding payment or (if later):
A.in the case of a Tax Liability or other liability which involves an actual payment of Tax, five (5) Business Days before the latest date on which such payment of Tax is due to be made to the relevant Tax Authority;
B.in the case of a Tax Liability which results from loss of an Accounts Relief (other than a Right to Repayment), five (5) Business Days before the latest date on which a payment of Tax is due to be made to a Tax Authority which would not have been due had such Accounts Relief been available (based on the assumptions set out in paragraph (b) in the definition of Tax Liability);
C.in the case of a Tax Liability which results from the loss of an Accounts Relief which is a Right to Repayment, on the date on which such Right to Repayment would otherwise have become due; and

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D.in the case of a Tax Liability which results from the use or set-off of a Buyer’s Relief, the latest date on which the relevant Tax would have been due but for such use or set-off.
4.2    Due date for Tax
For the purposes of the provisions in paragraph 4.1 above, it shall be assumed that the latest date on which a payment of Tax is due is the last date on which payment can be made to the relevant Tax Authority without incurring any interest, charge, penalty, fine or surcharge in respect thereof and on the assumption that no appeal is made against any assessment or Tax Demand.
5.    Recovery from third parties and Reliefs
5.1    Recovery
If any payment is made by the Seller under this Agreement in full discharge of a Tax Liability or a liability in respect of the Tax Warranties and the Buyer or the Company receives, or is or becomes entitled to recover or obtain, from any person (other than the Buyer, any member of the Buyer’s Tax Group, the Company or a current or former officer or employee of any of them, or under a policy of insurance that is not in force at Closing) a payment or Relief relating to or arising from the Tax Liability in question which would not otherwise have arisen, which in each case is not a Buyer’s Relief, is not attributable to any change in law after Closing or to a voluntary act of the Buyer or the Company then:
A.the Buyer shall inform the Seller of such payment or Relief within the earlier of: (i) 5 Business Days of the Buyer becoming aware of the entitlement to recover or obtain such payment or Relief; or (ii) 5 Business Days of such payment or Relief being made or becoming available, and in each case shall supply to the Seller such information as it may reasonably require to verify the amount of the Relief;
B.where the Buyer or the Company is entitled to recover or obtain such payment or Relief but has not yet done so, if so requested in writing by the Seller and at the Seller’s sole expense and upon the Seller providing such indemnity as the Buyer and/or the Company shall reasonably require against all costs and expenses to be reasonably incurred and any additional Tax liability of the Buyer of the Company which may arise, the Buyer shall take (or shall procure that the Company shall take) such action as the Seller may reasonably request (subject to paragraph 5.4) to enforce such recovery or to obtain such payment or Relief; and
C.if the Buyer or the Company receives or obtains such payment or Relief the provisions of paragraph 5.2 shall apply.
5.2    Timing and amount of payments
Where the provisions of this paragraph 5.2 apply:
A.in a case where the Buyer or the Company receives a payment, within ten Business Days of the receipt thereof the lesser of:

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1.the amount paid by the Seller to the Buyer in respect of the relevant Tax Liability under paragraph 1; and
2.an amount equal to the payment (including interest (if any)) received less: (i) all out-of-pocket expenses reasonably incurred by the Company or the relevant member of the Buyer’s Tax Group in obtaining such payment which have not otherwise been indemnified or reimbursed pursuant to paragraph 5.1(B) above; and (ii) any Tax paid or payable by the Company or the Buyer’s Tax Group in respect of such receipt (or any Tax which would have been payable but for the availability of a Buyer’s Relief) which have not otherwise been indemnified or reimbursed pursuant to paragraph 5.1(B) above; and
B.in a case where the Buyer or the Company obtains a Relief, on or before the later of (i) the date on which Tax would have become due to a Tax Authority but for the use of such Relief and (ii) the auditors for the time being the Company certifying (at the request and cost of the Seller) the existence and amount of the Relief so obtained that would not otherwise have arisen, the lesser of:
1.the amount of Tax which the Company would have been liable to pay but for obtaining the Relief, as certified by the auditors; and
2.the amount paid by the Seller under paragraph 1 in respect of the Tax Liability giving rise to the Relief, shall first be set off against any payment then due from the Seller under this Schedule or for breach of the Tax Warranties, secondly, to the extent there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Schedule or in respect of the Tax Warranties (save to the extent that any amount paid by the Seller in respect of the Tax Liability in question has previously been refunded under any provision of this Agreement), and thirdly, to the extent there is an excess such amount to be carried forward and set off against any future liability of the Seller under this Schedule or in respect of the Tax Warranties.
5.3    Date on which payment of Tax would have been due
For the purposes of the provisions in paragraph 5.2(B) above, it shall be assumed that the latest date on which a payment of Tax would have been due but for the use of a Relief is the last date on which an actual payment of Tax would have had to have paid but for the use of the Relief without incurring any interest, charge, penalty, fine or surcharge in respect thereof.
5.4    Action not required
The action which the Seller may request the Buyer or the Company to take under paragraph 5.1 does not include:
A.any action which, in the Buyer’s reasonable opinion, would or might be unlawful or materially prejudice the business or Tax affairs of the Buyer or the Company or any other member of the Buyer’s Tax Group; or

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B.allowing the Seller (or any person nominated by the Seller) to undertake the conduct of any action necessary to effect recovery of the amount in question.
6.    Overprovisions
6.1    If, on or before the sixth anniversary of Closing, the Buyer becomes aware that there is an Overprovision, the Buyer shall notify the Seller and if the auditors for the time being of the Company determine (at the request and expense of the Seller) that there is an Overprovision and such Overprovision has not been taken into account under paragraph 5, then:
A.the amount of any Overprovision shall first be set off against any payment then due from any the Seller under this Schedule or for breach of the Tax Warranties;
B.to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Schedule or for breach of the Tax Warranties (and not previously refunded) up to the amount of that excess; and
C.to the extent that the excess referred to above is not exhausted under that paragraph, the remainder of that excess will be carried forward and set off against any future payment or payments that become due from the Seller under this Schedule or for breach of the Tax Warranties.
6.2    Where any determination as is mentioned in paragraph 6.1 has been made, the Seller or the Buyer may, at any time before the sixth anniversary of Closing, request the auditors for the time being of the Company to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review).
6.3    If the auditors determine under paragraph 6.2 above that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 6.1 as the amount of the Overprovision in respect of the determination in question in place of the amount originally determined, and such adjusting payment (if any) shall be made as soon as reasonably practicable by or, as the case may be, to the Buyer, to put the Buyer and the Seller in the same position they would have been in if the amount of the Overprovision had always been the amended amount and not the amount originally determined.
7.    Tax affairs
7.1    Tax Computations
A.Subject to and in accordance with this paragraph 7, the Seller and the Buyer agree that, and shall co-operate to procure that, the Company (or its duly authorised agents) shall, at the cost of the Company:
1.prepare, submit and deal with (or procure the preparation and submission of and dealing with) all corporation tax computations and returns and all related claims, elections, notifications, surrenders, disclaimers, statement, notices and consents of the Company relating to corporation tax reflected in such computations and returns (“Tax Computations”); and

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2.deal with all other matters which relate to Taxation including, without limitation, any correspondence, enquiry, dispute, negotiation or settlement involving any Tax Authority,
(all documents referred to in sub-paragraphs (1) and (2) above being “Tax Documents”) in respect of all periods relevant for Taxation purposes of the Company ending on or before Closing and in respect of all Straddle Periods (together, the “Pre-Closing Accounting Periods”)
B.Subject to the provisions of this Schedule, the Buyer agrees that, and shall procure that, the Company shall make, for all Pre-Closing Accounting Periods, any Tax claims, elections, surrenders, disclaimers, notices or consents in respect of the Company that have been assumed in the Closing Accounts or the notes thereto to be made by the Company, and the Seller shall procure that such information as is required for the Buyer and the Company to be able to comply with this paragraph 7.1(B) is provided to the Buyer and/or the Company (as appropriate) at least ten (10) Business Days before the last date on which such claims, elections, surrenders, disclaimers, notices or consents may be timely made.
7.2    Delivery of information for comment and submission
The Buyer agrees and shall procure that, in relation to all Pre-Closing Accounting Periods, to the extent that the liability to Tax of the Seller or the Seller’s Tax Group, or the Seller’s liability under this Schedule is or may be affected (and to the extent not already the case in the relevant circumstances):
A.the Seller is kept fully informed of the progress of all matters relating to the Taxation affairs of the Company;
B.the Seller is provided with copies of, or extracts from, all relevant material written correspondence to, or from, any Tax Authority;
C.the Seller is provided with drafts of any Tax Documents which the Company intends to submit to a Tax Authority (the “Pre-Closing Tax Documents”) to be able to provide comment, such drafts to be provided no later than fifteen (15) Business Days before the earlier of (i) the latest date on which such documents are required to be submitted to the relevant Tax Authority; and (ii) the date on which the Company intends to submit the relevant Pre-Closing Tax Document; and
D.any reasonable written comments of the Seller that relate to the Pre-Closing Tax Documents (including, for the avoidance of doubt, in respect of the Restructuring) are reflected without amendment in the relevant Pre-Closing Tax Document, provided that (i) such comments are provided to the Company no later than ten (10) Business Days after the date upon which the Seller was provided the draft Pre-Closing Tax Document; and (ii) the Company shall not be required to reflect any such comments in a Pre-Closing Tax Document if the Company or the Buyer reasonably considers that to do so would require it to engage in fraudulent conduct, conduct involving dishonesty or the commission of, or participation in, any criminal offence or result in the Pre-Closing Tax Document being not true and accurate in all material respects or

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being misleading, or would be likely to materially increase any Tax liabilities of the Buyer Tax Group or materially prejudice its relationship with a Tax Authority.
7.3    Delivery of correspondence
The Seller shall deliver to the Buyer copies of any correspondence sent to, or received from, the relevant Tax Authority relating to the Pre-Closing Accounting Periods of the Company, the Pre-Closing Tax Documents and other Relevant Information.
7.4    Assistance by the Company
The Buyer shall and shall procure that the Company provides to the Seller such information and assistance, including access to its books, accounts personnel and such other assistance as may be reasonably required in relation to the Company to enable the Seller to discharge its obligations or exercise its rights under this Schedule and to enable the Seller Tax Group to comply with its own tax obligations or facilitate the management or settlement of its own tax affairs.
7.5    Miscellaneous
A.Subject to the provisions of this paragraph 7, the Buyer shall have exclusive conduct of the Tax Computations and the Tax affairs of the Company and shall be entitled to deal with such Tax Computations and the Tax affairs in any way as it, in its absolute discretion, considers fit.
B.The provisions of this paragraph 7 are without prejudice to the provisions of paragraph 3, and the provisions of paragraph 3 shall prevail in the event of any conflict.
8.    Secondary Tax Liabilities
8.1    The Seller covenants with the Buyer to pay to the Buyer an amount equivalent to any Tax, or any amount on account of Tax, which the Company or any other member of the Buyer’s Tax Group is required to pay to a Tax Authority as a result of a failure by any Seller or any member of a Seller’s Group to discharge that Tax for which it is primarily liable.
8.2    The Buyer covenants with the Seller to pay to the Seller an amount equivalent to any Tax, or any amount on account of Tax, which the Seller or any member of the Seller’s Group is required to pay to a Tax Authority as a result of a failure by the Company after Closing or any member of the Buyer’s Tax Group, to discharge that Tax for which it is primarily liable.
8.3    The covenants contained in paragraphs 8.1 and 8.2 shall:
A.extend to any reasonable out of pocket costs and expenses properly incurred by the Seller, a member of the Seller’s Group, the Buyer or a member of the Buyer’s Tax Group (as applicable) in connection with such Tax or a successful claim under paragraphs 8.1 and 8.2, as the case may be;
B.(in the case of paragraph 8.2) not apply to Tax to the extent that the Buyer could claim payment in respect of it under paragraph 1 or the Tax Warranties, except to the extent

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a payment has been made pursuant to paragraph 1 or for breach of the Tax Warranties; and
C.not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Buyer or the Seller, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder).
8.4    Paragraphs 3.2 (Seller’s Conduct) and 4 (Due Date of Payment and Interest) will apply to the covenants contained in paragraphs 8.1 and 8.2 as they apply to the covenants contained in paragraph 1, replacing references to the “Seller” by the “Buyer” (and the other way round) where appropriate and making any other necessary modifications.
9.    Groups
9.1    De-grouping charge election
If requested in writing by the Buyer, the Seller (within 30 Business Days of such request) shall or shall procure that a member of the Seller’s Group shall, and, if requested by the Seller, the Buyer (within 30 Business Days of such request) shall procure that the Company shall, enter into a joint election under section 792 CTA 2009 to reallocate to the Seller or such member of the Seller’s Group any chargeable realisation gain accruing to the Company pursuant to section 780 CTA 2009 in connection with any transaction carried out pursuant to or in connection with this Agreement (including, for the avoidance of doubt the Restructuring) and/or as a result of (including as a combined effect of such matter and the Restructuring) this Agreement, the sale of the Sale Shares and/or the Closing.

9.2    VAT
A.The Seller confirms that the Company has been treated as a member of a group of companies for the purposes of section 43 VATA (the “VAT Group”) and that the Company is the representative member of the VAT Group. The Buyer shall procure, as soon as reasonably practicable and in any event within 15 Business Days following Closing, that the Company shall apply to HMRC to exclude the other members of the VAT Group (“VAT Group Members”) from the VAT Group, and use its reasonable endeavours to ensure that such exclusion takes effect from the day before Closing, or if HMRC does not permit this, from the earliest date on which HMRC shall allow.
B.The Seller undertakes that it shall, and shall procure that the other VAT Group Members shall:
1.provide to the Company after Closing such documents, information and assistance as it may reasonably require in writing to enable the Company to comply with its obligations in the making of VAT returns and accounting for VAT to HMRC in respect of supplies or acquisitions made by the VAT Group Members for VAT purposes, in each case with respect to: (i) the prescribed accounting period (as defined in section 25(1) VATA) current at Closing and;

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(ii) in the event that the VAT Group Members’ exclusion from the VAT Group takes effect after the end of that prescribed accounting period, in respect of supplies or acquisitions made by the VAT Group Members in the next and any subsequent prescribed accounting period (“Relevant PAPs”) in each case where they are, for the purposes of section 43 VATA (groups of companies), treated as made by the Company;
2.    pay to the Company not less than two Business Days before the same is required to be paid to HMRC an amount equal to any VAT for which the Company has to account (or would have to account but for any input tax credit or repayment of VAT due from HMRC in respect of actual supplies made to the VAT Group Members) to HMRC in respect of the Relevant PAPs and which results from supplies, deemed supplies, importations or acquisitions made by the VAT Group Members in the Relevant PAPs but treated as made by the Company under section 43(1) VATA (groups of companies) provided that:
i.in computing such amount of VAT, credit shall be given to the VAT Group Members for any input tax to which it is entitled under the VATA on supplies, deemed supplies made to or importations or acquisitions made by the VAT Group Members in the Relevant PAP, but treated as made to or by the Company;
ii.no such payment shall be made to the extent that it has already been made to the Company prior to Closing.
C.The Buyer shall procure that the Company shall properly and promptly comply with its obligations referred to at paragraph 9.2(B)(1) and account to HMRC for any amount in respect of VAT paid by the VAT Group Members pursuant to paragraph 9.2(B)(2)(1) by the last date on which the VAT becomes due and payable without incurring interest or penalties and provide to the Seller as soon as possible copies of the VAT returns referred to in paragraph 9.2(B)(1) and any relevant correspondence or documentation sent to or received from HMRC in connection with any matter referred to in that paragraph.
D.The Buyer shall ensure that the Company shall claim as soon as possible and pay to the Seller an amount equal to any VAT which the Company recovers (or would recover but for any payment due to HMRC in respect of actual supplies made by the VAT Group Members), or of any credit obtained by the Company, from HMRC in respect of Relevant PAPs and which results from supplies or deemed supplies made to or importations or acquisitions made by the VAT Group Members in the Relevant PAPs but treated as made to the Company under section 43(1) VATA (groups of companies).
E.Where any amount paid pursuant to paragraphs 9.2(B)(2) or 9.2(D) is subsequently adjusted or discovered to be incorrect, the Buyer or the Seller (as the case may be) shall, as soon as reasonably practicable after such adjustment, make or procure appropriate payment to the other.
9.3    Interest Deductibility

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A.The Seller shall procure that the amount of the total disallowed amount of interest (as defined in section 373 TIOPA) for the Seller’s Group that has been allocated to the Company in respect of any accounting period of the Company ending prior to Closing is not reduced following Closing, or pursuant to an arrangement entered into prior to Closing, other than with the prior written consent of the Buyer.

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Schedule 6
Limitations on Seller’s Liability

1.FINANCIAL LIMITS
1.1    The Seller shall not be liable in respect of any Warranty Claim or Tax Claim unless its liability in respect of that Warranty Claim would exceed £30,000, excluding any liability for costs and interest. For the purposes of this paragraph, Warranty Claims arising from the same events or causes shall be regarded as a single Warranty Claim.
1.2    The Seller shall not be liable in respect of any Warranty Claim or Tax Warranty Claim unless its aggregate liability in respect of all Warranty Claims (excluding Warranty Claims for which it has no liability by reason of paragraph 1.1) would exceed £300,000, excluding any liability for costs and interest, in which circumstances the Seller shall be liable for the entire amount and not just the excess over £300,000.
1.3    The aggregate liability of the Seller for all Warranty Claims and Tax Warranty Claims (other than Fundamental Warranty Claims) excluding any liability for costs and interest, shall not exceed an amount equal to 20 percent (20%) of the Closing Payment.
1.4    The aggregate liability of the Seller for all claims under this Agreement other than a claim under paragraph 8 of part 3 of Schedule 5, excluding any liability for costs and interest, shall not exceed an amount equal to the Closing Payment plus all Deferred Consideration paid to the Seller at the time a relevant claim is made.
1.5    Notwithstanding the foregoing, the provisions of paragraphs 1.1, 1.2 and 1.3 shall not apply in relation to any liability of the Seller pursuant to paragraph 8 or paragraph 9.2 of part 3 of Schedule 5.
2.NOTICES
If the Buyer becomes aware of any matter which it knows is likely to give rise to a Warranty Claim or Indemnity Claim, it shall notify the Seller as soon as reasonably practicable after so becoming aware, giving reasonable details of the matter. No breach of this paragraph shall invalidate any Warranty Claim which the Buyer might make.
3.TIME LIMITS
3.1    The Seller shall not be liable in respect of:
a.any Warranty Claim (other than a Fundamental Warranty Claim) unless the Buyer has given notice in writing of such Warranty Claim to the Seller on or before the date that is twenty-four (24) months from the Closing Date; and
b.a Fundamental Warranty Claim unless it is notified on or before the sixth anniversary of the Closing Date.
3.2    The Seller shall not be liable in respect of any Tax Claim unless it is notified on or before the date falling forty (40) Business Days after the sixth anniversary of the end of the accounting period of the Company current at Closing. The Seller agrees not to rely on the

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provisions of the Limitation Act 1980 in any legal proceedings relating to any Tax Claim or Fundamental Warranty Claim notified within the time limit set out in this paragraph 3.2.
3.3    To the extent any matter which is likely to give rise to a Warranty Claim or Indemnity Claim is capable of remedy, the Seller shall not be liable for such Warranty Claim or Indemnity Claim if and to the extent that it is remedied to the reasonable satisfaction of the Buyer within 30 Business Days of the date of the notice referred to in paragraph 3.1.
3.4    The Seller shall not be liable in respect of any Warranty Claim unless legal proceedings are validly issued and served on the Seller on or before the date falling nine months after the date on which that Warranty Claim is notified or, in the case of a contingent liability, six months after such liability becomes an actual liability;
For the purposes of this Agreement, legal proceedings shall be regarded as having been served when the relevant step referred to in Civil Procedure Rule 7.5(1) has been completed.
4.CONSEQUENTIAL LOSS
The Seller shall not be liable for any indirect, consequential or punitive loss or loss of profit in respect of any Warranty Claim, Indemnity Claim or Tax Warranty Claim.
5.CONTINGENT LIABILITIES
The Seller shall not be liable in respect of any contingent liability in relation to any Warranty Claim or Indemnity Claim unless and until such contingent liability becomes an actual liability and is due and payable.
6.MATTERS INCLUDED IN ACCOUNTS
The Seller shall not be liable for a Warranty Claim to the extent of any specific provision or accrual made in the Accounts for the matter giving rise to that Warranty Claim.
7.BUYER’S ACTIONS
The Seller shall not be liable in respect of a Warranty Claim to the extent that the matter giving rise to it results from:
7.1    any act or omission done or omitted to be done prior to Closing by or on behalf of the Seller or any member of the Seller’s Group or any of their directors or officers taken at the request of or with the consent of the Buyer (excluding the Restructuring);
7.2    any act or omission done or omitted to be done on or after Closing by or on behalf of the Buyer or any member of the Buyer’s Group, or any of their directors or officers (excluding any action taken with respect to the Restructuring as agreed with the Seller); or
7.3    any change after Closing in the accounting policies or practices used in preparing the Company’s annual accounts or in the accounting reference date of the Company.

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8.KNOWLEDGE OF BUYER
The Seller shall not be liable in respect of any Warranty Claim if any member of the Buyer’s Group or any of their respective directors or officers (including, but not limited to, Michael Li) had actual knowledge as at the date of this Agreement of (i) the fact, matter, event or circumstance which is the subject matter of the Warranty Claim; and (ii) that fact, matter, event or circumstance gives rise to a Warranty Claim.
9.CHANGES IN LAW AND REGULATION
The Seller shall not be liable in respect of any Warranty Claim to the extent that the matter giving rise to it results from the enactment, amendment, or change in the generally accepted interpretation or application, of any Law or any change in the practice of any Authority (including a Tax Authority) after Closing, or the imposition of any Tax not in force at Closing, or any change after Closing, in the rates of Taxation or availability of any Relief.
10.THIRD PARTY CLAIMS AND RIGHTS OF RECOVERY AGAINST THIRD PARTIES
10.1    If any third party asserts a claim against the Buyer or the Company which gives rise or is likely to give rise to a Warranty Claim (“Third Party Claim”), or if the Buyer or the Company has or acquires a right to make recovery from a third party in respect of any matter giving rise or likely to give rise to a Warranty Claim, but excluding any right under a policy of insurance that is not in force at Closing (“Right of Recovery”), then the Buyer shall, or as the case may be shall ensure that the Company shall:
a.consult with the Seller as soon as reasonably practicable with regard to the Third Party Claim or Right of Recovery in question;
b.provide the Seller promptly on request with copies of all documents in relation to the relevant Third Party Claim or Right of Recovery, save where to do so would result in a loss of legal professional privilege;
c.take reasonable account of the views of the Seller before taking action; and
d.keep the Seller promptly informed of the progress of the Third Party Claim or Right of Recovery.
10.2    If the Buyer or the Company receives any sum by reason of the enforcement of any Right of Recovery, then any subsequent liability of the Seller in respect of any Warranty Claim in relation to which the Right of Recovery has arisen shall be reduced by the sum so received, less any Taxation thereon and less any costs and expenses (and VAT thereon except insofar as recoverable as input VAT) incurred by the Buyer or the Company in enforcing that Right of Recovery.
10.3    If any Warranty Claim, in relation to which a Right of Recovery has arisen, is made and satisfied (in whole or in part) before the Buyer or the Company receives any sum by reason of

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the enforcement of the Right of Recovery, then the Buyer shall pay to the Seller within five Business Days of receiving that sum the lesser of:
a.the sum so received, less any Taxation thereon and less any costs and expenses (and VAT thereon except insofar as recoverable as input VAT) incurred by the Buyer or the Company in enforcing that Right of Recovery; and
b.the amount paid in satisfaction of the relevant Warranty Claim.
11.NO DOUBLE RECOVERY
If the same fact, matter, event or circumstance gives rise to more than one Warranty Claim, Indemnity Claim or Tax Claim or claim under any other provision of this Agreement including pursuant to the Closing Accounts, the Research and Development Service Agreement or any agreement entered into pursuant to the Restructuring, the Buyer shall not be entitled to recover more than once in respect of the same Loss arising from such fact, matter, event or circumstance.
12.GENERAL
12.1    The provisions of paragraphs 1.1 and 1.2 shall not apply to any Fundamental Warranty Claim.
12.2    The provisions of Part 3 of Schedule 5 shall apply to further limit Tax Claims as set out therein.
12.3    Nothing in this Schedule 6 shall restrict or limit the Buyer’s general obligation at common law to mitigate any loss or damage which it may suffer as a result of a matter giving rise to a Warranty Claim or an Indemnity Claim.

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Schedule 7
Closing Accounts

Part 1.
Preparation of the Closing Accounts

1.    DEFINITIONS
In this schedule the following words and expressions shall have the following meanings unless otherwise stated:
“Cash” means the cash and cash equivalents of the Company, determined as of the Closing Date in accordance with GAAP and consistent with the Company’s past practices. Cash is comprised of the Company’s accounts identified in the Company’s records as the following:

181000	Barclays R&D GBP	Account 70209414 Sort Code 20-65-26
181020	Barclays R&D USD	Account 74028177 Sort Code 20-65-26
181010	Barclays R&D EUR	Account 54229822 Sort Code 20-65-26
“Closing Accounts” means the pro forma adjusted balance sheet of the Company as at the Closing Date and the pro forma adjusted profit and loss account of the Company for the period from the latest Accounts Date to the Closing Date, as agreed or determined in accordance with this Schedule 7, in each case drawn up using the format set out in Part 4;
“Closing Cash” means the aggregate amount of Cash (as defined above) at the Closing Date as derived from the Closing Accounts and stated in the Closing Statement;
“Closing Debt” means the aggregate amount of, without duplication and including any intercompany indebtedness, (i) the amount of all obligations for borrowed money of the Company (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith) and (ii) liabilities of the Company evidenced by bonds, debentures, notes, or other similar instruments or debt securities and and (iii) liabilities of the Company arising from long overdue non-current taxes, at the Closing Date as derived from the Closing Accounts and as stated in the Closing Statement. For purposes of calculating Closing Debt, any liabilities included in the calculation of Closing Working Capital shall be excluded from such calculations of Closing Debt; and
As of September 30, 2020, the Company’s debt consists of the following items: (in GBP ‘000)

Amount Due to group undertakings	(587,326)
Due to Vernalis Limited	(587,644)
Ligand Pharmaceuticals Inc	199
Other	119
75% of 2020 annual bonus payment	(558)
Project Vineyard incentive bonus	(331)

In addition to the above,

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“Closing Statement” means the statement of the Closing Cash, the Closing Debt and the Closing Working Capital in the format set out in Part 3 and as agreed or determined in accordance with this Part 1;
“Closing Working Capital” means the aggregate value of the current assets of the Company excluding the Excluded Assets as at the Closing Date, less the aggregate value of the current liabilities of the Company excluding the debt amounts set out in the table above and the Excluded Liabilities as at the Closing Date, as derived from the Closing Accounts and stated in the Closing Statement;
The Company’s Working Capital consists of the following items: (in GBP ‘000)

	Dec 31,2019 (GBP)	Mar 31, 2020 (GBP)	Jun 30, 2020 (GBP)	Sept 30, 2020 (Draft, GBP)
Trade receivables	117	2,167	1,701	2,072
Prepayment	776	1,021	1,074	972
Tax Receivables	851	939	1,080	1,269
Trade Payables	(361)	(416)	(399)	(357)

Other accrued liabilities	(413)	(453)	(608)	(517)
Payroll Payable	(192)	(256)	(206)	(206)
Sum	£778	£3,002	£2,642	£3,233

“Disagreement Notice” has the meaning given in paragraph 2.2;
“Draft Closing Accounts” has the meaning given in paragraph 2.1;
“Draft Closing Statement” has the meaning given in paragraph 2.1;
“Excluded Assets” means the trade and asset of the Company relating to the Vernalis Development Business and Vernalis US Commercial Business (both as defined in Schedule 10)
“Excluded Liabilities” means all liabilities and obligations (whether accrued or fixed, known or unknown, fixed or contingent, determined or indeterminable) of the Company to the extent arising out of or concerning any or all of the Vernalis Development Business and / or the Vernalis US Commercial Business and all liabilities and obligations in respect of any VAT or other Taxes relating to the Vernalis Development Business and / or the Vernalis US Commercial Business;
“GAAP” means United Kingdom Accounting Standards, including Financial Reporting Standard 101 “Reduced Disclosure Framework” (United Kingdom Generally Accepted Accounting Practice); and
“Independent Accountant” means any independent chartered accountant appointed pursuant to paragraph 2.4 and in accordance with Schedule 8.
2.    PREPARATION OF THE CLOSING ACCOUNTS

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EXECUTION VERSION
2.1    The Buyer shall ensure that a draft of the Closing Accounts (“Draft Closing Accounts”) is prepared and delivered to the Seller on or before the date falling 60 Business Days after Closing, together with a draft of the Closing Statement (“Draft Closing Statement”) signed by the Buyer and together with reasonable supporting documentation. The Draft Closing Accounts shall be drawn up in accordance with the instructions and applying the accounting principles, policies, methodologies, categorisations and practices set out in paragraphs 2.7 to 2.8 (inclusive) of this Part 1 and Part 2.
2.2    The Draft Closing Accounts and the Draft Closing Statement shall be deemed agreed by the Seller on the date falling 10 Business Days after the date on which those documents are first received by the Seller unless during that period the Seller gives notice to the Buyer (“Disagreement Notice”) that it disagrees with the Draft Closing Accounts and/or any amount or calculation included in the Draft Closing Statement. Any Disagreement Notice shall include reasonable details of the reasons for each disagreement and any suggested adjustment to the Draft Closing Accounts and Draft Closing Statement, together with reasonable supporting evidence.
2.3    If a Disagreement Notice is validly served by the Seller, the Buyer and the Seller shall attempt in good faith to resolve those matters referred to in the Disagreement Notice as being in dispute and no others and agree a final form of the Draft Closing Accounts and the Draft Closing Statement on or before the date falling 10 Business Days after the date on which the Buyer receives the Disagreement Notice.
2.4    In the absence of agreement between the Buyer and the Seller within the 10 Business Day period referred to in paragraph 2.3, the Buyer and the Seller shall appoint an Independent Accountant (in accordance with schedule 8) to deliver:
(a)    a determination of the matters raised in the Disagreement Notice and which remain in dispute and for the purposes of his determination, the Independent Accountant:
i.shall not be entitled to take into account matters not referred to or taken account in the Draft Closing Accounts, Draft Closing Statement or the Disagreement Notice (whether or not known about or discoverable at the date of the relevant document), other than arithmetical changes and changes to any amount included as Taxation in the Draft Closing Accounts, in either case required as a consequence of the matters determined by the Independent Accountant); and
ii.shall not be entitled to deliver a Closing Statement containing a determination of the Closing Cash, Closing Debt and Closing Working Capital at figures which are outside the range of figures for those amounts contended by the Buyer and the Seller; and
(b)    a revised version of the Draft Closing Accounts and Draft Closing Statement adjusted to take account of the matters determined by him.
2.5    The Draft Closing Accounts and Draft Closing Statement, as agreed or deemed agreed between the Buyer and the Seller, or as revised and determined by the Independent

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EXECUTION VERSION
Accountant, in each case in accordance with this Schedule 7, shall (subject to paragraph 4 of schedule 8) be final and binding on the parties for all purposes and shall constitute the Closing Accounts and the Closing Statement for the purposes of this Agreement.
2.6    The Buyer and the Seller shall promptly provide to each other, each other’s accountants and professional advisers and any Independent Accountant appointed pursuant to paragraph 2.4, access to and copies of all such documents and information as are in their possession or under their control (other than the working papers of any of their professional advisers) and access upon reasonable notice and during normal working hours to all relevant personnel as may in any case reasonably be requested for the purpose of preparing or reviewing the Draft Closing Accounts, the Draft Closing Statement and any Disagreement Notice or making a determination pursuant to paragraph 2.4. Nothing shall require any party to disclose or provide access to any documents or information which are legally privileged or which that party is required by law or other legally binding obligation to keep confidential.

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EXECUTION VERSION
Part 2
Basis of Preparation of the Closing Accounts

The Closing Accounts shall be drawn up in accordance with the following:
1.    The Closing Accounts shall be drawn up in accordance with the same accounting policies, practices, methods, procedures and adjustments adopted in the preparation of Management Accounts and to the extent not covered this paragraph 1, in accordance with GAAP in force on the Closing Date; and
2.    No recognition shall be made of any deferred tax asset.

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EXECUTION VERSION
Part 3
Closing Statement
To: [                   ]
For the attention of: Vernalis Limited
c / o Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110, San Diego, California, USA 94608

Dear Sirs
We refer to the agreement (“Agreement”) between Vernalis Limited as Seller, Ligand Pharmaceuticals Incorporated as Seller Guarantor, Hitgen UK Ltd as Buyer and Hitgen Inc. as Buyer Guarantor dated [     ] October 2020 providing for the sale to Hitgen UK Ltd of the entire issued share capital of Vernalis (R&D) Limited. Capitalised words and phrases used in this letter shall have the meanings given in the Agreement (unless the context requires otherwise).
We enclose a copy of the Closing Accounts drawn up, in our opinion, in accordance with schedule 7 of the Agreement.
On the basis of the Closing Accounts:
[the Closing Cash is equal to the sum of £[];]
[the Closing Debt is equal to the sum of £[]; and]
[the Closing Working Capital is equal to the sum of £[]].

……………………………….
for and on behalf of
Hitgen UK Ltd

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EXECUTION VERSION
Part 4
Closing Accounts Pro forma Format

Closing Date
GBP
Cash
AR
Prepaids
R&D Tax Credits
Other
Current Assets

Fixed Assets
Right of use asset (lease)

Total Assets

AP
Accrued Liabilities
Accrued Compensation
Deferred Revenue

Lease Liability

Total Liabilities

Net Assets

GBP
Revenue

Cash Operating Expenses

EBITDA

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EXECUTION VERSION
Schedule 8
Appointment of Independent Accountant

1.Any matter which is referred, in accordance with this Agreement, for determination by an “Independent Accountant” shall be referred by either the Seller or the Buyer to:
1.1    an independent chartered accountant whose identity is agreed between the Seller and the Buyer; or
1.2    (if no such person is appointed on or before the date falling 20 Business Days after the date on which an individual is first proposed by either party to the other for the purpose) such independent chartered accountant as shall be nominated on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales.
2.The Buyer and the Seller shall cooperate with each other in relation to the appointment of the Independent Accountant, including in relation to signing the terms of engagement of the Independent Accountant and (where relevant) agreeing to any terms and conditions required by the Institute of Chartered Accountants in England and Wales, in order for them to act as the appointing body of the Independent Accountant.
3.In making his determination, the Independent Accountant shall:
3.1    decide on the procedure and timetable to be followed in the determination, save that such procedure shall allow the Seller and the Buyer and their respective professional advisers to make written and oral representations to the Independent Accountant, shall require the Seller and the Buyer to provide each other with copies of or access to any information or documents provided to the Independent Accountant at the same time as they are provided or made available to the Independent Accountant, and shall permit each party to be present during any oral submissions made by the other party to the Independent Accountant;
3.2    be required to determine only those matters that this Agreement provides are capable of being referred to him for determination, but shall be entitled to make any determination as to the interpretation of this Agreement as is necessary to enable him to make a determination of the matters referred to him; and
3.3    be entitled to take legal advice on any matter relevant to his determination.
4.The Independent Accountant shall act as an expert and not as an arbitrator. He shall not be obliged to give reasons for his determination which shall, save in the case of fraud or manifest error, be final and binding on all parties for all purposes. Other than in the case of fraud, no right of appeal shall exist in relation to that determination. Where there is a manifest error the relevant part of the determination shall be void and shall be referred back to the Independent Accountant for correction. The Independent Accountant shall be required to deliver his determination and any calculation, statement or accounts required to be provided by him by this Agreement to the Buyer and the Seller in writing as soon as reasonably practicable after his appointment.

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EXECUTION VERSION
5.The fees and expenses of the Independent Accountant together with VAT thereon (“Costs”) shall, be borne as determined by the Independent Accountant in his sole discretion having regard to the relative merits of the arguments of each party and in default of a determination by the Independent Accountant, as to 50% by the Seller and as to 50% by the Buyer.
6.The Seller and the Buyer shall each use all reasonable endeavours to co-operate with the Independent Accountant to enable him to reach his determination within the time period set by this Agreement including by co-operating with any timetable and procedure set by the Independent Accountant and making available documents, information and personnel in accordance with paragraph 2.6 of part 1 of Schedule 7.
In the event that any Independent Accountant appointed pursuant to this Schedule 8 dies or becomes unwilling or incapable of acting, then the matters to be determined by the Independent Accountant shall be referred for determination to a replacement Independent Accountant and this Schedule 8 shall apply to the appointment of that replacement as if he were the first Independent Accountant appointed.

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EXECUTION VERSION
Schedule 9
Ongoing Research Collaboration Contracts

1.Amended and Restated Collaboration Agreement between Party A and Vernalis (R&D) Limited dated 25 September 2019 as amended by Amendment No.1 dated 2 October 2019 and Amendment No 2 dated 10 April 2020 (internally known as Party A 1).

2.Collaboration Agreement between Party A and Vernalis (R&D) Limited dated 11 October 2011 as amended by Amendment No 1 dated 1 December 2014, Amendment No 2 dated 1 June 2016, Amendment No 3 dated 1 June 2018, Amendment No 4 dated 1 January 2019 and Amendment No 5 dated 1 December 2019 (internally known as Party A 5).

3.Collaboration Agreement between Party A and Vernalis (R&D) Limited dated 13 February 2017 as amended by Amendment No 1 dated 1 January 2019 and Amendment No 2 dated 21 November 2019 (internally known as Party A 7).

4.Framework Agreement between Party A and Vernalis (R&D) Limited dated 1 June 2020 (internally known as Party A 8).

5.Collaboration Agreement between Party B and Vernalis (R&D) Limited dated 16 December 2010 as amended by Amendment No 1 dated 16 June 2014, Amendment No 2 dated 16 June 2015, Amendment No 3 dated 16 June 2016, Amendment No 4 dated 16 June 2017, Amendment No 5 dated 6 July 2018, Amendment No 6 dated 6 July 2019 and Amendment No 7 dated 28 September 2020.

6.Collaboration Agreement between Party F and Vernalis (R&D) Limited dated 12 June 2019.

7.Collaboration Agreement between Party G and Vernalis (R&D) Limited dated 4 September 2015 (effective date 1 July 2015) as amended by Amendment No 1 dated 27 October 2017 (effective date 1 July 2017 and Amendment No 2 dated 6 June 2019) (effective date 1 July 2019).

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EXECUTION VERSION
Schedule 10
Restructuring

The following defined terms used within this Schedule 10 shall have the following meanings:
“Vernalis Development Business” means the trade and assets comprising the compound development business of R&D using the Assets, including all trade and assets related to i) the compound known as V24343, a CB1 antagonist; ii) the compound known as CPI-444, an adenosine A2A receptor antagonist; iii) the compound known as CHR2797 (tosedostat), an aminopeptidase inhibitor; iv) the compound known as VER-250840, an oral Chk-1; v) the compound known as V158866, a FAAH inhibitor; vi) the compound known as V2006 (vipadenant), an adenosine A2A receptor antagonist; and vii) the compound known as Luminespib (AUY922), an iv Heat Shock Protein 90 inhibitor, but excluding the Excluded Assets; and
“Vernalis US Commercial Business” means the trade and assets of R&D relating to the research, development, manufacture, marketing, sale and distribution in the US of Tuzistra®, an extended release oral suspension branded as Tuzistra XR containing codeine polistirex and chlorpheniramine polistirex, pursuant to the authority granted by the FDA under NDA Approval No.207768, programmes CCP-07, CCP-08, CCP-05 and CCP-06, the rights to which are held by Tris Pharma Inc (or an Affiliate thereof) and Moxatag®, a once-daily tablet branded as Moxatag containing 775 mg of amoxicillin, pursuant to the authority granted by the FDA under NDA Approval No. 50-813 (amoxicillin extended-release tablets) by R&D whether directly or through a 3rd party manufacturer (Tris Pharma, Inc) or distributor (Vernalis Therapeutics, Inc).

Step	Expected timing
1.Formalise existing intra-group interest free loan arrangements between the Company and other members of the Seller’s Group (the “Intra-Group Balances”) by entering into loan agreements.	Prior to signing the Outbound APA and Inbound APA.
2. Draft, agree and enter into a trade and asset transfer agreement for assets and liabilities relating to the Vernalis Development Business and the Vernalis US Commercial Business, which are transferring out of the Company to Vernalis Development Limited at fair market value (the “Outbound APA”). The Outbound APA is expected to include:
–contracts;
–patents;
–know-how;
–records;
–API and samples; and
–records,
in each case relating to the Vernalis Development and US Businesses.
Shortly after the date of this Agreement (expected to be within 1-2 weeks). These agreements will sign and close on same day.
3. Draft, agree and sign Asset Transfer Agreement for assets and liabilities relating to the Business transferring into the Company from other members of the Seller’s Group at fair market value (the “Inbound APA”). The Inbound APA is expected to include:
–trademarks;
–life assurance scheme for employees; and
–equipment,
in each case relating to the Business.

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EXECUTION VERSION

4. Settle, set off, write off, release, waive or otherwise discharge the Intra-Group Balances, and the amounts due under the Outbound APA and the Inbound APA.	After signing the Outbound APA and Inbound APA and before Closing
5. Obtain consent and novate all agreements related to assets transferring out of the Company pursuant to the Outbound APA.	The process will be started following the date of this Agreement, but the novations cannot be completed until the Outbound APA is entered into. If any novations have not been obtained immediately prior to Closing, the Outbound APA will assign them instead.
6. Physically transfer data and records relating to assets transferred under the Outbound APA and Inbound APA.
Data and records that can be easily identified and separated out will be transferred otherwise Outbound APA and Inbound APA will grant reasonable rights of access for 7 years.
Transfers to have happened by or shortly after Closing.
7. Complete practical steps necessary to uncouple the Company from the rest of the Seller’s Group (e.g. remove the Company from the VAT group, change the registered office for other Seller’s Group companies, remove Vernalis employees from bank mandates for excluded companies etc.).	Shortly after Closing.

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EXECUTION VERSION

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BUYER

SIGNED by a director on behalf of HITGEN UK LTD	) ) ) )	Director’s Signature /s/ Jin Li Print Name Jin Li

BUYER GUARANTOR
[Project Vineyard - Signature Page - Share Purchase Agreement]
|

SIGNED by a director on behalf of HITGEN INC	) ) ) )	Director’s Signature /s/ Jin Li Print Name Jin Li

SELLER
[Project Vineyard - Signature Page - Share Purchase Agreement]
|

SIGNED by a director on behalf of VERNALIS LIMITED	) ) ) )	Director’s Signature /s/ Charles S. Berkman Print Name Charles S. Berkman

SELLER GUARANTOR
[Project Vineyard - Signature Page - Share Purchase Agreement]
|

SIGNED by a director on behalf of LIGAND PHARMACEUTICALS INCORPORATED	) ) ) )	Director’s Signature /s/ Charles S. Berkman Print Name Charles S. Berkman

[Project Vineyard - Signature Page - Share Purchase Agreement]
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